UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.       )

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Ciena Corporation

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Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
______________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 26, 2015
______________________________________________________________________________

To the Stockholders of Ciena Corporation:
The 2015 Annual Meeting of Stockholders of Ciena Corporation will be held on March 26, 2015 at 3:00 p.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ciena and entering your 16-digit control number.
This year’s Annual Meeting will be held for the following purposes:

1.
To elect three members of the Board of Directors from the nominees named in the attached proxy statement to serve as Class III directors for three-year terms ending in 2018, or until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015;

3.	To hold an advisory vote on our executive compensation, as described in these proxy materials; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement accompanying this notice.
Stockholders of record as of the close of business on January 29, 2015 are entitled to notice of, and to vote at, this year’s Annual Meeting. In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report to Stockholders for fiscal year 2014 to our stockholders via the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of our Annual Meeting. On February 11, 2015, we mailed to stockholders as of the record date a notice containing instructions on how to access our Annual Meeting materials and vote via the Internet, or by mail or telephone.
We believe that your vote, and the vote of every Ciena stockholder, is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.
By Order of the Board of Directors,
David M. Rothenstein
Secretary
Hanover, Maryland
February 11, 2015

i

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MARYLAND 21076
________________________

PROXY STATEMENT
________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 26, 2015

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2015 Annual Meeting. The Annual Meeting will be held on March 26, 2015 at 3:00 p.m. Eastern Time, or at any adjournment thereof. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this proxy statement and our Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, available to our stockholders on the Internet. On February 11, 2015, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2014 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Ciena will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ciena. This year’s Annual Meeting will be a completely virtual meeting to be held over the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/ciena;

•
Only stockholders as of the record date may vote or submit questions while attending the Annual Meeting (by using the 16-digit control number provided in your Notice of Internet Availability of Proxy Materials);

•Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/ciena;

•	Stockholders with questions regarding how to attend and participate in the Annual Meeting may call 1-855-449-0991 on the meeting date; and

•A replay of the Annual Meeting will be available online for approximately 12 months following the meeting date.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set January 29, 2015 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 29, 2015, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 7035 Ridge Road, Hanover, Maryland 21076, and online during the Annual Meeting accessible at www.virtualshareholdermeeting.com/ciena.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were 108,246,661 shares of Ciena common stock outstanding. Your shares will be counted as present at the Annual Meeting if you either attend our online Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class III directors to the Board of Directors for three-year terms ending in 2018, or until their respective successors are elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015; and

•	an advisory vote on our executive compensation, as described in these proxy materials.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the Class III director nominees named in this proxy statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on our executive compensation.

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast with respect to that director’s election by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST.” For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. For this election, the election of directors at the Annual Meeting is uncontested, meaning that the nominees will be elected by a majority of the votes cast.

Approval of the other proposals under consideration at this year’s Annual Meeting each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST.”

How are votes counted?

With regard to the election of each director nominee in proposal 1 and with regard to proposals 2 and 3, each as set forth in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote “FOR” or “AGAINST” these proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election, or on the outcome of the vote on the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and do not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have discretionary authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares or direct the organization on how to vote your shares.

How do I vote my shares without participating in the online Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote by your shares electronically over the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or over the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are executive officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares during the online Annual Meeting?

Even if you plan to attend and participate in our online Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your 12-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy over the Internet or by phone by following the instructions included in your proxy materials, or by submitting a written notice of revocation to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the Annual Meeting. Your attendance at the online Annual Meeting will not automatically revoke your proxy unless you enter your 12-digit control number and vote again electronically at the Annual Meeting.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement, and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. This year’s Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/ciena. All stockholders may attend and listen live to the webcast of the Annual Meeting. Stockholders as of the record date of the Annual Meeting may electronically vote their shares and submit questions while attending the Annual Meeting over the Internet by using the 12-digit control number included in the Notice, proxy card or the voting instructions that accompanied these proxy materials. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will also be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation, and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $10,000, plus reasonable out-of-pocket expense. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Overview

Our Board of Directors currently consists of nine directors divided into three classes. Each class of our Board of Directors serves a staggered three-year term. At the Annual Meeting, three directors will be elected to fill positions in Class III, whose term expires at the Annual Meeting. Bruce L. Claflin, Patrick T. Gallagher and T. Michael Nevens, each of whom is a current Class III director, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class III, if elected, will serve for a three-year term expiring at the 2018 Annual Meeting, or until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal from the Board.

Director Qualifications

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibility to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to ensure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, skills and relationships relevant to Ciena’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of the New York Stock Exchange and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration, among other things, each director’s contributions to the Board, the value of the continuity of his or her service, and the individual’s familiarity with Ciena’s business, operations or markets.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

Information Regarding Nominees and Continuing Directors

Information for each person nominated for election as a director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, as well as for each director continuing service on the Board, is set forth below. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance and Nominations Committee and by our Board of Directors that each such person should serve as a director on our Board.

Nominees for Election to Board — Class III Directors with Terms Expiring in 2018

Bruce L. Claflin
Mr. Claflin, age 63, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD), where he is currently Chairman of the Board, and Chairman of its Nominating and Governance Committee.

The Board believes that Mr. Claflin’s prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company. In addition to his strategic insights, Mr. Claflin brings to the Board his previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing. Mr. Claflin also brings to the Board experience in international business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges. The Board also benefits from Mr. Claflin’s service as Chairman of the Board of a public technology company.

Patrick T. Gallagher
Mr. Gallagher, age 59, has served as a Director of Ciena since May 2009. Mr. Gallagher currently serves as Chairman of Harmonic, Inc.. a NASDAQ-listed global provider of high performance video solutions to the broadcast/cable/telecom/MSP sector. From March 2008 to April 2012, Mr. Gallagher was Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also currently serves as Chairman of Intercloud SAS, a Paris-headquartered provider of global private cloud connectivity services, and serves on the board of director of Sollers JSC.

Nominees for Election to Board — Class III Directors with Terms Expiring in 2018

Patrick T. Gallagher (cont’d)
The Board believes that Mr. Gallagher’s extensive international business experience provides the Board with expertise and an important perspective regarding international transactions and markets. His experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States. His industry knowledge and prior management expertise also provide the Board with significant industry knowledge and expertise in submarine and wireless network applications and strategic growth market opportunities for Ciena. The Board also benefits from Mr. Gallagher's experience as a public company director in both the U.S. and Europe.

T. Michael Nevens
Mr. Nevens, age 65, has served as a Director of Ciena since February 2014. Since 2006, Mr. Nevens has served as senior adviser to Permira Advisers, LLC, an international private equity fund. From 1980 to 2002, Mr. Nevens held various leadership positions at McKinsey & Co., most recently as a director (senior partner) and as managing partner of the firm’s Global Technology Practice. He also served on the board of the McKinsey Global Institute, which conducts research on economic and policy issues. Mr. Nevens is a member of the Advisory Council of the Mendoza College of Business at the University of Notre Dame, where he has been an adjunct professor of Corporate Governance and Strategy. Mr. Nevens also serves on the boards of directors of NetApp, Inc. and Altera Corporation, and Active Video Networks, a privately-held company.

The Board believes that Mr. Nevens’ substantial experience with and exposure to a wide variety of companies and their corporate strategies, both as a private equity adviser and management consultant, provides the Board with expertise in the areas of strategic and long-term business planning and competitive strategy. Mr. Nevens further provides the Board with insight on corporate governance changes affecting public companies. The Board also benefits from Mr. Nevens’ experience as a director of other global, high technology companies.

Continuing Directors — Class I Directors with Terms Expiring in 2016
Lawton W. Fitt
Ms. Fitt, age 61, has served as a Director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. Ms. Fitt currently serves on the boards of directors of The Carlyle Group LP and The Progressive Corporation, and she has previously served on the boards of directors of Thomson Reuters, Overture Acquisition Corporation and Frontier Communications Company. She also serves as a director or trustee of several non-profit organizations.

Continuing Directors — Class I Directors with Terms Expiring in 2016
Lawton W. Fitt (cont’d)
The Board believes that Ms. Fitt’s substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions, together with her understanding of the capital markets, are significant assets for the Board. Ms. Fitt brings a strong financial background to her service as Chairperson of the Audit Committee along with significant experience in the areas of raising capital, financial oversight and risk analysis. The Board also believes it benefits from Ms. Fitt’s previous executive management experience and from her service as a director and member of the audit committee of other companies.

Patrick H. Nettles, Ph.D
Dr. Nettles, age 71, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Directors of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and on the Board of Trustees of the Georgia Tech Foundation, Inc. Dr. Nettles also serves on the boards of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles has previously served on the board of directors of Apptrigger, Inc., formerly known as Carrius Technologies, Inc., and on the board of Optiwind Corp., a privately held company.

As a founder and former Chief Executive Officer of Ciena, the Board believes that Dr. Nettles provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Dr. Nettles’ executive management experience with Ciena, along with his operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board. The Board also benefits from Dr. Nettles’ experience as a public company director.

Michael J. Rowny
Mr. Rowny, age 64, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent Group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny’s career in business and government has also included positions as Chairman and Chief Executive Officer of the Ransohoff Company, Chief Executive Officer of Hermitage Holding Company, Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. Mr. Rowny currently serves on the board of directors of Neustar, Inc.

Serving in his role as the Audit Committee Financial Expert, the Board believes that Mr. Rowny provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. In addition to his previous executive management and experience in international and telecommunications businesses, Mr. Rowny brings to the board a strong understanding of the capital markets, cash management practices and strategic business opportunities, including acquisitions and other investments. The Board also benefits from Mr. Rowny’s experience as a public company director.

Continuing Directors — Class II Directors with Terms Expiring in 2017

Harvey B. Cash
Mr. Cash, age 76, has served as a Director of Ciena since April 1994. From 1985 through December 2014, Mr. Cash was a general partner of InterWest Partners, a venture capital firm in Menlo Park, California. Mr. Cash serves on the boards of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc. and has previously served on the boards of directors of i2 Technologies, Inc., Voyence, Inc. and Staktek Holdings, Inc.

As a result of his tenure with Ciena, Mr. Cash has strong institutional knowledge of Ciena’s business and industry, which he is able to leverage in his capacity as Ciena’s lead outside director and as Chairperson of the Committee on Governance and Nominations. As a venture capital professional, Mr. Cash also brings to the Board expertise, deep experience and extensive relationships in the high technology sector in general, including the component and chip industries, and the telecommunications industry in particular. The Board believes that Mr. Cash’s experience in venture capital offers important insight into market conditions, strategic investments and emerging technologies.

Judith M. O’Brien
Ms. O’Brien, age 64, has served as a Director of Ciena since July 2000. Since November 2012, Ms, O'Brien has served as a partner and head of the Emerging Company Practice Group at the law firm of King and Spalding. Ms. O'Brien served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services, from November 2006 through December 2010. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. From August 1980 until February 2001, Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien has previously served on the board of directors of Adaptec, Inc. and currently serves on the board of Theatro Labs, Inc., a privately-held company.

The Board believes that as a result of both her experience working in a private law firm focused on technology companies, and her service as a venture capital professional and as in-house general counsel, Ms. O’Brien provides an important perspective with respect to the overall technology sector and in identifying and assessing legal and regulatory risks. The Board benefits from Ms. O’Brien’s expertise in assessing and structuring strategic transactions, including capital raising opportunities, intellectual property matters, acquisitions, joint ventures and strategic alliances. Ms. O’Brien also brings extensive knowledge and experience in the areas of executive compensation and corporate governance to her service as Chairperson of the Compensation Committee and her membership on the Governance and Nominations Committee.

Gary B. Smith
Mr. Smith, age 54, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Prior to his current role, his positions with Ciena included Chief Operating Officer, and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc. Mr. Smith also serves on the boards of directors of Avaya Inc. and CommVault Systems, Inc. Mr. Smith also serves as a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), the Global Information Infrastructure Commission and the Center for Corporate Innovation (CCI).

Continuing Directors — Class II Directors with Terms Expiring in 2017

Gary B. Smith (cont’d)
As the Chief Executive Officer of Ciena, Mr. Smith brings his leadership skills, industry experience and comprehensive knowledge of Ciena’s business, financial position, and operations to Board deliberations. Having led the company for over ten years, including through a transformative acquisition and complex integration, Mr. Smith offers the Board a unique perspective on the strategic and operational challenges and opportunities faced by Ciena. With almost 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents, Mr. Smith’s global industry sales and marketing experience also provide the Board an important perspective into Ciena’s markets and business and selling strategies.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class III nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, which highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional related information, as well as Ciena’s bylaws, codes of conduct, principles of corporate governance, and the charters for each of the Audit Committee, Compensation Committee and Governance and Nominations Committee. The corporate governance page can be found by clicking on the “Corporate Governance” link of the “Investors” section of our website at www.ciena.com.

Transfer to the New York Stock Exchange

On December 11, 2013, the Board of Directors approved the transfer of the listing of our common stock from The NASDAQ Stock Market to the New York Stock Exchange. Our common stock began trading on the New York Stock Exchange during our fiscal year 2014 on December 23, 2013 under the stock symbol “CIEN”. Amounts in this proxy statement that are based on the trading price of our common stock on the last trading day of fiscal 2014 reflect the trading price of our common stock on The New York Stock Exchange on October 31, 2014. Ciena has a 52- or 53-week fiscal year, which ends on the Saturday nearest to the last day of October in each year, with fiscal 2014 ending on November 1, 2014.

Independent Directors

In accordance with the current listing standards of the New York Stock Exchange, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees and executive officers of Ciena, all of its members are “independent directors,” using the definition of that term in the listed company manual of the New York Stock Exchange. Also, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from all interested parties, including Ciena’s stockholders. Interested parties may send written communications to the entire Board of Directors (or any committee thereof), Ciena’s lead independent director, or all of the independent directors serving on the Board, by addressing communications to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board of Directors or a committee thereof, the lead independent director or all of the independent directors. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics, and we conduct both recurring employee affirmations with respect to our Code of Business Conduct and Ethics and periodic training and communication related to specific topics contained therein.

In accordance with the Sarbanes-Oxley Act of 2002, Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to deter wrongdoing and to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC.

A copy of both Ciena’s Code of Business Conduct and Ethics and its Code of Ethics for Senior Financial Officers can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee were to become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  For any director elected by the Board of Directors to fill a vacancy, Ciena’s bylaws limit the term of office of such person to the period from election until the first annual meeting following election, at which time such person is required to stand for election by the stockholders to serve out the remainder of the term of the class to which such person was elected.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of this limit, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities, and such other factors or considerations as our Board deems relevant. In selecting nominees for election as a director, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate and will avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter, with any acceptance of such resignation to be promptly publicly disclosed.

Stock Ownership Requirements.  In order to further align the interests of Ciena’s executive officers and directors with those of Ciena’s stockholders, and to illustrate and promote our commitment to sound corporate governance, we maintain stock ownership guidelines for executive officers and non-employee directors. These guidelines require such persons to hold shares of Ciena stock of a value equal to the lesser of a multiple of annual base salary or annual retainer, as applicable, or a fixed number of shares as follows:

Position	Stock Ownership Requirement
CEO & Executive Chairman	Lesser of 3.0x annual base salary or 100,000 shares
Executive Officers	Lesser of 1.5x annual base salary or 40,000 shares
Non-Employee Directors	Lesser of 3.0x annual retainer or 15,000 shares

Each executive officer has until the later of December 18, 2014 or five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by such person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of such person or his or her family; and (iii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Compensation Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Prohibition Against Pledging Ciena Securities and Hedging Transactions. In accordance with Ciena’s Insider Trading Policy, directors and executive officers are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities. Ciena specifically prohibits directors and executive officers from holding Ciena securities in any margin account for investment purposes or otherwise using Ciena securities as collateral for a loan. Such persons are also prohibited from purchasing certain instruments (including prepaid variable forward contracts, equity swaps and collars) and engaging in transactions designed to hedge or offset any decrease in the value of Ciena securities.

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment, overseen by the Governance and Nominations Committee, of itself, its committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Board Leadership Structure

Although our Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has separately maintained these positions since 2001. Separating the Executive Chairman and Chief Executive Officer roles allows us efficiently to develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who previously served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chairman.

One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

The Board believes that its leadership structure is appropriate for Ciena. Through the role of the lead independent director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategies and activities. These features, together with the role and responsibilities of the lead independent director described above, work to ensure a full and free discussion of issues that are important to Ciena and its stockholders. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chairman.

Board Oversight of Risk

The Board of Directors believes that risk management is an important part of establishing, updating and executing Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the company. The Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. The Board also receives an annual report from senior management on the status of any material risks as part of Ciena’s enterprise risk management program. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

The Audit Committee as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, cash investment strategy, financial results, and financial and business process systems, including the re-engineering of Ciena’s corporate enterprise resource planning platform. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the company’s internal audit function and its independent registered public accounting firm, as well as the company’s systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Governance and Nominations Committee oversees the management of risks associated with the company’s overall compliance and corporate governance practices, and the independence, composition and compensation of the Board. Each of these committees provides regular reports to the full Board on at least a quarterly basis.

Committees of the Board of Directors and Meetings

During fiscal 2014, the Board of Directors held seven meetings. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held nine meetings;

•	the Compensation Committee held eight meetings; and

•	the Governance and Nominations Committee held six meetings.

Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2014. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. Messrs. Cash, Gallagher, Nevens, Rowny and Smith, Dr. Nettles, and Ms. Fitt and Ms. O’Brien, each attended Ciena’s 2014 Annual Meeting.

Composition of Standing Committees

The table below details the composition of Ciena’s standing Board committees as of fiscal 2014 year-end. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Director	Audit Committee	Compensation Committee	Governance and Nominations Committee
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Patrick T. Gallagher		X	X
T. Michael Nevens	X
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of the New York Stock Exchange. The Board of Directors has determined that each member of the Audit Committee is financially literate, as interpreted by the Board in its business judgment. The Board has also determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act and an “independent director” as independence for audit committee members is defined in the New York Stock Exchange listing standards.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses audit plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, obtains and reviews a report of Ciena’s independent registered public accounting firm describing certain matters required by the listing standards of the New York Stock Exchange, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of the New York Stock Exchange.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation, composition and independence of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of the New York Stock Exchange.

The Governance and Nominations Committee may also consider recommendations for nomination from other sources and interested parties, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described in “Director Qualifications” above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2016 Annual Meeting” below.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and it administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to ensure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives, including the profitable growth of Ciena’s business;

•	align executive compensation with stockholder interests;

•	reward employees for individual, functional and corporate performance; and

•	promote a pay-for-performance culture.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our Chief Executive Officer and Executive Chairman, and considers evaluations by or recommendations from our Chief Executive Officer regarding the other executive officers. The Committee also receives information and advice from its independent compensation consultant, as described below. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and comply with the independence requirements of the New York Stock Exchange. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer to make equity awards in connection with new hires and promotions and other discretionary awards. The Board of Directors has delegated limited authority to Mr. Smith to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards. The Compensation Committee regularly reviews at its meetings quarterly and year-to-date grant activity pursuant to this delegated authority.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2014, the Committee engaged Compensia, Inc., a national compensation consulting firm. Prior to engaging Compensia, the Committee considered and assessed Compensia’s independence. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Compensia to be engaged to perform any services for Ciena beyond those services provided to the Committee; which includes, with respect to director compensation, the review by the Governance and Nominations Committee of the report requested by the Compensation Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of its compensation consultant and determines whether any related conflicts of interest require disclosure.

In establishing executive compensation for fiscal 2014, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	analyze survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership; and

•
prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested awards outstanding, and a competitive assessment of compensation relative to a peer group.

In addition to its advisory work regarding executive compensation during fiscal 2014, Compensia was also engaged by the Committee to provide assistance in evaluating the compensation of the Board of Directors as set forth below, and to participate in or provide assistance with respect to the Committee’s annual compensation risk assessment and its review of the Compensation Discussion and Analysis included in these proxy materials.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash, Claflin, and Gallagher and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2014, are independent directors and were not, at any time during fiscal 2014, or at any other time, officers or employees of Ciena. During fiscal 2014, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed both to attract and to fairly compensate highly qualified, independent directors to represent stockholders on the Board of Directors and to act in the stockholders’ best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Mr. Smith, who serves as Ciena’s President and Chief Executive Officer. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director. Because Mr. Smith is a Named Executive Officer, information regarding the determination of his executive compensation can be found in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” below. Mr. Smith does not receive compensation for his service as a director.

Fiscal 2014 Board Compensation

For the purpose of determining Board compensation for fiscal 2014, the Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program. This evaluation was then reviewed by our Governance and Nominations Committee. The Governance and Nominations Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Governance and Nominations Committee also specifically considered both the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive officer compensation. After considering the factors above and the recommendations of the Governance and Nominations Committee, our Board of Directors approved a director compensation program for fiscal 2014 that:

•	made no changes to cash compensation elements payable to directors, including for directors serving upon committees or as chairpersons thereof;

•	increased, from $150,000 to $175,000, the target delivered value for initial equity compensation awards in the form of restricted stock units (“RSUs”) issued to new directors upon election; and

•	increased, from $150,000 to $175,000, the target delivered value for annual equity compensation awards in the form of RSUs issued to existing directors.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2014 was as follows:

Amount ($)
Cash Compensation
Non-Employee Director Annual Retainer	$50,000
Additional Annual Retainer for Lead Independent Director	$10,000
Additional Audit Committee Annual Retainer	$35,000 (Chairperson) $15,000 (other directors)
Additional Compensation Committee Annual Retainer	$25,000 (Chairperson) $10,000 (other directors)
Additional Governance and Nominations Committee Annual Retainer	$15,000 (Chairperson) $6,000 (other directors)

Under this program, directors are not entitled to receive meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director (as applicable) will be entitled to receive an additional $1,500 per meeting for the Chairperson, or an additional $1,000 per meeting for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2014 was as follows:

Target Delivered Value ($)
Equity Compensation
Initial RSU Award Upon Election or Appointment	$175,000
Annual RSU Award — Non-Employee Directors	$175,000
Annual RSU Award — Executive Chairman of the Board	$175,000

The actual number of shares underlying RSU awards granted in order to achieve the applicable “target delivered value” in the table above is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Initial equity awards are made upon initial election or appointment to the Board of Directors, with the target delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and by Dr. Nettles during fiscal 2014:

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Patrick H. Nettles, Ph.D.	—	$151,323	—	$317,356	$468,679
Harvey B. Cash	$85,000	$151,323	—	—	$236,323
Bruce L. Claflin	$75,000	$151,323	—	—	$226,323
Lawton W. Fitt	$85,000	$151,323	—	—	$236,323
Patrick T. Gallagher	$68,500	$151,323	—	—	$219,823
T. Michael Nevens	$48,750	$181,224	—	—	$229,974
Judith M. O’Brien	$81,000	$151,323	—	—	$232,323
Michael J. Rowny	$65,000	$151,323	—	—	$216,323
_______________________________________

(1)
Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above. For Mr. Nevens, this amount was prorated based upon the February 4, 2014 effective date of his election as a director.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted during fiscal 2014, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Aggregate grant date fair value is calculated using the closing price of our common stock on April 10, 2014, the grant date for each director’s annual award (and March 1, 2014, in the case of Mr. Nevens’ initial award). Each of these awards was granted under the 2008 Omnibus Incentive Plan (“2008 Plan”) and vests over a three-year period. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of our common stock. For information regarding the number of unvested RSUs held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2014, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below.

(3)
Non-employee directors do not receive any perquisites or other personal benefits or property as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director; the amount reported as “All Other Compensation” for Dr. Nettles reflects (a) his $300,000 annual base salary for service as an executive officer of Ciena during fiscal 2014, (b) the incremental expense of an insurance premium paid by Ciena for a supplemental executive long-term disability insurance policy held by Dr. Nettles, (c) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms, (d) costs associated with an annual physical examination based on the amount paid for such service, and (e) financial planning and tax preparation services generally made available to all executive officers, subject to a $10,000 annual limit per tax year on such services.

Outstanding Equity Awards for Directors at Fiscal Year-End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested RSU awards held by each of the non-employee directors and by Dr. Nettles as of the end of fiscal 2014. We have not granted stock options to our non-employee directors since fiscal 2006. A significant portion of the stock options held by our directors and reported in the table below were “out-of-the-money,” based upon the $16.76 closing market price per share of Ciena common stock as of the last trading day of fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate Number of Shares Underlying Exercisable Options	Aggregate Number of Shares Underlying Unexercisable Options	Aggregate Number of Unvested Shares or Units
Name	(#)	(#)	(#)
Patrick H. Nettles, Ph.D.	3,214	—	16,614
Harvey B. Cash	6,071	—	16,614
Bruce L. Claflin	6,428	—	16,614
Lawton W. Fitt	6,071	—	16,614
Patrick T. Gallagher	—	—	16,614
T. Michael Nevens	—	—	8,848
Judith M. O’Brien	6,071	—	16,614
Michael J. Rowny	4,880	—	16,614

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death or termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2015, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to attend this year’s Annual Meeting. He or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as

Ciena’s independent registered public accounting firm for fiscal 2015, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2013 and 2014 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal years 2013 and 2014.

	Fiscal	Fiscal
Fee Category	2013	2014
Audit Fees	$3,910,000	$3,858,814
Audit-Related Fees	$—	$85,500
Tax Fees	$8,209	$—
All Other Fees	$1,185,557	$26,240
Total Fees	$5,103,766	$3,970,554

Audit Fees. This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Fiscal 2013 and 2014 audit fees reflect PwC’s integrated audits of financial statements for Ciena Corporation and separate audits of the financial statements of its Canadian subsidiary.

Audit-Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2014 audit-related fees reflect auditor services relating to consultations as to the accounting treatment for certain transactions, including the term loan facility and amended and restated asset-backed loan facility into which Ciena entered in fiscal 2014.

Tax Fees. This category of the table above includes fees for tax compliance, tax advice and tax planning. Fiscal 2013 fees relate to international value added tax (VAT) compliance services.

All Other Fees. This category of the table above includes fees for services provided by PwC that are not included in the other fee categories reported above. Fiscal 2013 and Fiscal 2014 fees relate to advisory services in support of management’s strategy and assessment of (a) requirements and capabilities with respect to a system re-engineering project relating to Ciena’s enterprise resource planning platform, and (b) sales and operations planning procedures.

Pre-Approval of Services

The Audit Committee pre-approves all services provided by our independent registered public accounting firm, including audit services (such as statutory audit engagements as required under local law of foreign jurisdictions) and non-audit services. For audit services with respect to Ciena Corporation, each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee certain non-audit services for which it recommends the independent registered public accounting firm be engaged to provide, and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2013 and 2014 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors, and management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

During fiscal 2014, the Audit Committee met with Ciena’s independent registered public accounting firm,
PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations and Ciena’s financial reporting practices. The Audit Committee also met with management periodically during fiscal 2014 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed Ciena’s disclosure controls and procedures with senior management and PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2014 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of

Directors that the audited financial statements for fiscal 2014 be included in Ciena’s Annual Report on Form 10-K for fiscal 2014 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Bruce L. Claflin
Patrick T. Gallagher
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 14, 2015, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, stock award, or other similar right. Beneficial ownership reported by certain stockholders of greater than 5% of our common stock also includes shares underlying outstanding convertible notes issued by Ciena as set forth in the footnoted details. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 14, 2015, there were 108,241,817 shares of Ciena common stock outstanding.

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares (%)
Name of Beneficial Owner
More than 5% Stockholders
Loomis, Sayles & Company, L.P. (4)	15,000,392	—	15,000,392	13.9%
BlackRock, Inc. (5)	9,575,753	—	9,575,753	8.8%
Platinum Investment Management Limited (6)	7,229,200	—	7,229,200	6.7%
The Vanguard Group (7)	6,655,489	—	6,655,489	6.1%
JPMorgan Chase & Co. (8)	7,411,456	163,226	7,574,682	7.0%
The Bank of New York Mellon Corporation (9)	6,244,349	—	6,244,349	5.8%

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares (%)
Name of Beneficial Owner

Directors & Named Executive Officers

Patrick H. Nettles, Ph.D. (10)	378,308	9,714	388,022	*
Gary B. Smith	179,253	201,037	380,290	*
James E. Moylan, Jr.	272,889	35,000	307,889	*
Stephen B. Alexander	81,751	112,535	194,286	*
François Locoh-Donou	54,032	20,000	74,032	*
Philippe Morin	97,054	—	97,054	*
Harvey B. Cash	19,756	48,260	68,016	*
Bruce L. Claflin	34,681	9,678	44,359	*
Lawton W. Fitt	1,071	48,260	49,331	*
Patrick T. Gallagher	20,631	—	20,631	*
T. Michael Nevens	—	—	—	—
Judith M. O’Brien (10)	13,931	39,631	53,562	*
Michael J. Rowny	3,571	47,069	50,640	*

All executive officers and directors (16 persons)	1,416,564	641,326	2,057,890	1.89%
_______________________________________

*	Represents less than 1% of outstanding shares.

(1)
Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity incentive awards. May include shares underlying Ciena’s outstanding convertible notes to the extent not specifically identified in the SEC reports below.

(2)
Except as otherwise set forth in the footnotes below, for our executive officers represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within 60 days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to the Directors’ Restricted Stock Deferral Plan. For some stockholders, amounts reported include shares underlying Ciena’s outstanding convertible notes.

(3)
Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us or the SEC, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)
Stockholder’s address is One Financial Center, Boston, MA 02111. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 12, 2014 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as an investment advisor. Stockholder disclaims any beneficial interest in any of the shares reported above. Stockholder has sole voting power with respect to 14,403,146 shares and shared voting power with respect to 271,198 shares. Based upon communications with stockholder, Ciena believes that a significant majority of the shares reported as being owned above and reflected in stockholder’s Schedule 13G/A represent stockholder’s right to acquire shares upon the conversion of Ciena’s outstanding convertible notes.

(5)
Stockholder’s address is 40 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 10, 2014 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 9,258,157 shares.

(6)
Stockholder’s address is Level 8, 7 Macquarie Place, Sydney, NSW 2000, Australia. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 13, 2014 and reflects beneficial ownership as of such date by stockholder in its capacity as investment advisor. Stockholder has sole voting power with respect to 6,582,220 shares.

(7)
Stockholder’s address is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 12, 2014 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as investment advisor and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 144,337 shares, sole dispositive power with respect to 6,517,052 shares and shared dispositive power with respect to 138,437 shares.

(8)
Stockholder’s address is 270 Park Avenue, New York, NY 10017. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 13, 2015 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as a parent holding company and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 7,250,101 shares, shared voting power with respect to 1,598 shares, sole investment power with respect to 7,572,597 shares and shared investment power with respect to 2,085 shares.

(9)
Stockholder’s address is One Wall Street, 31st Floor, New York, NY 10286. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 28, 2014 and reflects beneficial ownership as of December 31, 2013 by stockholder in its capacity as parent holding company and with respect to certain of its subsidiaries. Stockholder has sole voting power with respect to 6,052,125 shares, sole dispositive power with respect to 6,172,619 shares and shared dispositive power with respect to 71,730 shares.

(10)	Voting and investment power is shared with spouse.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2014, at the request and direction of the Compensation Committee, management conducted an assessment of the risks associated with Ciena’s compensation policies and practices. This assessment included:

•	review of programs, plans, policies and procedures relating to the components of our compensation program;

•	review of incentive-based equity and cash compensation features;

•	identification of any regional or functional distinctions in our compensation program;

•
identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	consideration of risks related to our compensation policies and practices and the potential for such risks to result in a material adverse effect on the company as a whole.

Although all compensation programs were considered, particular attention in fiscal 2014 was paid to additions, modifications or revisions to Ciena’s compensation program during the current and preceding fiscal years, and how these changes affected the strengths, weaknesses or controls associated with such programs. The Compensation Committee also focused its assessment on performance-based incentive compensation programs involving variable payouts and compensation programs impacting Ciena’s executive team. In substantially all cases, compensation programs were found to be centrally designed and administered and, excluding sales incentive compensation, substantially identical across function and geography. Objectives used to determine incentive compensation were found to be based primarily on Ciena’s reported financial results and other performance-based corporate performance goals used to manage the business or derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment identified significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

•
oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•
robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	appropriate segregation of duties;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	presence of and training relating to corporate standards of business conduct and ethics;

•	substantial alignment of compensation and benefits for executive and non-executive salaried employees;

•	stock ownership guidelines applicable to executive officers designed to ensure alignment of interests with stockholders; and

•
a recoupment or “clawback” feature for incentive compensation awarded under Ciena’s 2008 Plan that, in addition to being applicable to those officers covered by the requirements of the Sarbanes-Oxley Act of 2002, is applicable to any award recipient who knowingly, or through gross negligence, engages in or fails to prevent misconduct resulting in material non-compliance with financial reporting requirements under the securities laws.

Based on the assessment and factors described above, the Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2014 with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers as set forth below. These employees, collectively referred to in this proxy statement as our “Named Executive Officers,” are set forth below:

•	Gary B. Smith, President and CEO;

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO;

•	Stephen B. Alexander, Senior Vice President, Chief Technology Officer;

•	François Locoh-Donou, Senior Vice President, Global Products Group; and

•	Philippe Morin, Senior Vice President, Global Sales & Field Operations.

We have provided detailed information relating to the fiscal 2014 compensation of these individuals in the “Executive Compensation Tables” and “Potential Payments Upon Termination or Change in Control” sections below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors. With respect to any historical non-GAAP measures used in this section, a reconciliation to GAAP results can be found in the applicable press release announcing Ciena’s results of operations for the fiscal year ending October 31, 2013 or 2014, as the case may be, available in the “Investors” section of Ciena’s corporate website at www.ciena.com.

Overview

Fiscal 2014 Executive Compensation

In determining the executive compensation program for fiscal 2014, the Committee considered, among other things, Ciena’s financial and operating performance, as well as its strategic achievements, during fiscal 2013. Fiscal 2013 marked the second year of a multi-year strategy to transform and position Ciena to capitalize on the shift in network priorities and spending toward next-generation, converged network architectures that are more automated, open and software programmable. This strategy is designed to expand Ciena’s role and reach in the industry by several means, including: capturing a greater share of Tier 1 service provider and Webscale provider spending by addressing applications beyond pure optical infrastructure; broadening and diversifying our customer base; and aligning our solutions offerings with the new requirements of an emerging, on-demand environment. In fiscal 2013, we began to deliver meaningfully on that strategy, driving continued growth from the business and demonstrating differentiated performance against our peers. We achieved outstanding year-over-year financial results that allowed us to grow revenue faster than operating expense and improve the operating leverage from, and increase the profitability of, our business:

●	We achieved a record flow of $2.2 billion in sales orders, enabling us to increase our fiscal year-end backlog by 12% to over $1 billion;
●	We grew our total revenue by 14% to $2.08 billion;
●	We achieved a 2% improvement in operating expense as a percentage of revenue; and
●	We tripled our adjusted operating margin, from 1.9% to 5.6%.

As a result of our fiscal 2013 performance, our year-over-year total stockholder return (TSR) was over 87%. This represented one of the largest TSRs in our Global Industry Classification Standard (GICS) industry group (4520 - Technology Hardware & Equipment) for the 12-month period ended October 31, 2013. By way of comparison, the average TSR for the corresponding period was 38% in GICS 4520 and 29% in the Russell 3000 Index.

The Committee assessed the effectiveness of the compensation program for our executive officers in relation to Ciena’s financial and operating performance above. Notwithstanding our outstanding performance in fiscal 2013, including substantial overachievement against the annual operating plan approved by the Board of Directors, the Committee’s measured approach limited the overall compensation realized by our executives. Specifically, the maximum amount of performance stock units (PSUs) that could be earned by our executive officers was capped at 125% of the total shares underlying the award. And, although the executive officers earned a fiscal 2013 cash incentive bonus of 150% of target, they voluntarily agreed to limit their bonus payments to 100% of target in order to ensure a larger amount of the bonus pool was allocated and distributed to the company’s non-executive employees. The Committee considered that, when combined with actions in previous years, the compensation paid to our executive officers demonstrated that the structure and approach of our program resulted in a strong linkage between executive pay and company performance. As evidence of the Committee’s commitment to pay-for-performance, the relative degree of alignment of our executive pay practices and company performance over the previous three years was better than 83% of companies in the Russell 3000 Index, and, as shown by the January 2014 chart below, compared very favorably during the same three-year period with companies in our peer group identified by Institutional Shareholder Services (ISS):

Against that backdrop, in establishing executive compensation for fiscal 2014, the Committee elected to focus its attention on our CEO. Specifically, the Committee noted that Mr. Smith’s total compensation had lagged the market over the past several years and, therefore, could have been better aligned with Ciena’s outstanding performance and TSR during that period. Despite its efforts to improve the market competitiveness of Mr. Smith’s compensation in recent years, the Committee considered that each element of his compensation approximated at or below the market median — in some cases, significantly below the market median — of other chief executive officers in our peer group. Accordingly, the Committee sought to establish a fiscal 2014 compensation package for Mr. Smith that was more commensurate with both Ciena’s performance and the compensation of similarly situated executives, and that provided sufficient long-term performance incentives and retention value to ensure that Mr. Smith remains employed with Ciena and aligned with our stockholders in driving the company’s longer-term performance and transformation strategy.

With respect to the other Named Executive Officers, the Committee considered its actions in delivering a higher-than-typical value of equity awards in fiscal 2013 in order to improve both the overall market competitiveness of the executive compensation program and the retention profiles of the executive officers. In recognizing that these awards had largely achieved their objective, and taking the value of these awards into account in establishing equity compensation for fiscal 2014, the Committee determined not to make any significant changes to the total compensation of the Named Executive Officers for fiscal 2014.

In that context, the Committee took the following actions with respect to fiscal 2014 executive compensation:

Chief Executive Officer

•	Increased the base salary of the CEO in order to better align with the market median for his position;

•	Determined not to increase the CEO’s target cash incentive opportunity, which is expressed as a percentage of base salary;

•	Delivered an annual equity award for the CEO with an increased value from the fiscal 2013 award but within a reasonable range of the market median for his position; and

•
Structured the CEO’s equity award so that 60% of the grant amount was allocated to at-risk, performance-based stock units (PSUs), with attainment linked to objectives critical to achieving both longer-term growth and nearer-term profitability, and ultimate vesting and delivery of shares subject to additional service periods.

These decisions resulted in an overall CEO compensation package under which 73% of Mr. Smith’s total target direct compensation was in equity, which linked his compensation directly to the value of our common stock, and 59% of his total target direct compensation, including PSU awards and cash incentive bonus, was placed completely “at-risk” based on our performance against measurable performance objectives.
Other Named Executive Officers

•	Determined not to increase the base salary of any of the other Named Executive Officers;

•
Elected to increase the target cash incentive opportunity for two Named Executive Officers in order to recognize their significant contributions to the Company and the outstanding operational performance of their respective functions; and

•
Delivered annual equity awards for the other Named Executive Officers with a reduced aggregate value from the fiscal 2013 awards, with 50% of the grant amount for each person allocated to at-risk PSUs and otherwise structured similarly to the CEO’s equity award.

A detailed discussion relating to each element of executive compensation and the decisions summarized above is included in the “Elements of Compensation” below.

Executive Compensation Practices

The Committee’s fiscal 2014 compensation decision-making reflects the following core governance principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests.

What We Do

•
Ensure independence in establishing our executive compensation program. Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee relies upon input from a compensation consultant who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management.

•	Align compensation with stockholder interests. We maintain compensation plans and programs that are transparent, easily understood and meet fiduciary commitments to stockholders.

•
Align pay with performance. We believe that compensation levels should reflect the actual performance of Ciena and the individual executive. Accordingly, a significant portion of the potential compensation of our Named Executive Officers is not guaranteed but is linked to the achievement of short-term or long-term corporate and financial performance goals. We incorporate upside potential in our cash and equity incentive plans for outstanding performance and downside risk for underperformance.

•
Use rigorous performance goals. We use objective performance-based goals in our cash and equity incentive plans that are rigorous, directly aligned with the financial and operational objectives established in our strategic plan and our annual operating plan approved by the Board, and designed to motivate executive performance.

•
Maintain stock ownership requirements. Our Named Executive Officers and directors are subject to stock ownership requirements to align further the interests of our leadership with those of our stockholders.

•
Impose a clawback policy. We maintain a compensation recoupment policy that is more stringent than currently required by applicable law and that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments.

•
Closely monitor equity plan design and usage. Our equity plan includes a number of mechanisms intended to promote alignment with stockholder interests. These include three-year minimum vesting periods for time-based awards, a prohibition on repricing or exchange of outstanding option awards or granting options with exercise prices below fair market value, and no liberal share recycling provisions. We also maintain a pre-established grant date practice for delivering awards under our equity plan to executive officers.

•
Assess risks relating to our executive compensation program. The Committee annually conducts a risk assessment to determine whether any of our executive or other compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena.

•
Provide only a limited set of executive perquisites. Our Named Executive Officers are eligible for the same benefits as salaried employees and receive only limited perquisites, generally consisting of annual physical examinations as well as tax preparation and financial planning services, both of which are made available to other senior employees.

What We Don’t Do

•	Offer income tax gross-ups. We do not provide income gross-ups for any compensation elements or personal benefits, except for certain limited expenses related to relocation.

•
Permit “single trigger” change in control benefits. We do not provide for the payment of severance benefits based solely on a change in control of our company. Rather, our change in control severance agreements are “double trigger” arrangements that require a termination or constructive termination of employment directly prior to or following a change in control of Ciena before severance benefits are triggered.

•	Provide excise tax gross-ups. We do not provide excise tax gross-ups for benefits under our change in control severance agreements.

•
Allow for pledging or hedging of company stock. Our insider trading policy prohibits executive officers and directors from pledging Ciena stock or engaging in short sales of Ciena stock and other similar transactions that could be used to hedge the risk or offset any decrease in the value of Ciena stock ownership.

Recent “Say on Pay” Vote

In addition to the compensation practices above, we provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation. See “Proposal No. 3” below to review this year’s “say-on-pay” proposal. Last year, approximately 91% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation and, as a result, did not set or change fiscal 2014 executive compensation directly as a result of last year’s stockholder vote. Management regularly engages with stockholders relating to matters of executive compensation and expects to continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

The following discussion provides additional detail and analysis regarding the Committee’s specific decisions relating to compensation of our Named Executive Officers for fiscal 2014, including the background, considerations and other factors that influenced such decisions.

Compensation-Setting Process, Participants and Comparative Framework

Participants in Compensation-Setting Process

Compensation Committee. The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Independent Compensation Consultant. In its annual review and determination of executive compensation, the Committee is assisted by Compensia, Inc., a national compensation consulting firm. Compensia is engaged directly by the Committee and, in order to maintain its independence, does not perform additional consulting or other services for Ciena or its management. The Committee assesses the independence of its compensation advisor on an annual basis. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Chief Executive Officer. Our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, existing equity holdings, and compensation relative to other executive officers, as well as the peer group data, our CEO provides recommendations to the Committee with respect to the base salary, target bonus or commission percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that his input provides critical insight in evaluating the executives’ performance. Our CEO also provides the Committee with additional information regarding the effect of market or competitive forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function that they lead during the prior fiscal year. We have identified below, with regard to each Named Executive Officer or element of such Named Executive Officer’s compensation, whether the Committee’s assessment of our CEO’s recommendations or other qualitative factors significantly affected the compensation components or level of compensation awarded to such Named Executive Officer.

Comparative Framework

Peer Group. Assisted by Compensia, the Committee annually selects a group of peer companies against which to compare existing and proposed executive compensation. The Committee modifies the composition of the peer group as it believes necessary to reflect those companies it considers to be comparable to Ciena based on a number of factors described below.

In establishing the Peer Group for fiscal 2014, the Committee considered that the existing peer group represented a relatively stable group of companies that served as a good comparator group for purposes of executive compensation. The Committee also recognized the high degree of alignment between the existing peer group and those companies considered to be Ciena’s peers for executive compensation purposes by the major proxy advisory firms. Nevertheless, the Committee believed that it was important to conduct a full assessment of the peer group and therefore requested that Compensia prepare a benchmarking analysis. Because of the potential for a high degree of variability in any one or more metrics for a peer company in general, in reaching its peer group determination the Committee sought to ensure strong comparability by requiring that each peer company meet at least three of the following criteria: the comparability of the company’s business within the communications industry to Ciena’s business; revenue; market capitalization; headcount; and total stockholder return (TSR). The Committee used a screen for revenue with a range of 0.5 to 2.0 times Ciena’s results, and a screen for market capitalization with a range of 0.3 to 3.0 times Ciena’s results. Among the criteria, the Committee considered revenue as the strongest correlating criterion for compensation purposes.

Following its analysis, the Committee determined to remove one company – Loral Space & Communications – from its existing peer group, because it had sold its manufacturing subsidiary and no longer reported current revenue therefrom. The Committee also determined to add to the peer group one company – LSI Corporation – which at the time satisfied all four quantitative measures and the industry criteria. The Committee elected to retain the other 14 companies in the existing peer group.

Based on the analysis described above, the Committee determined that the following “Peer Group” constituted an appropriate comparative framework for determining executive compensation in fiscal 2014:

Peer Group for Fiscal 2014 Executive Compensation
Arris Group, Inc.	LSI Corporation
Black Box Corporation	NETGEAR, Inc.
Brocade Communications Systems, Inc.	Polycom, Inc.
EchoStar Corporation	Tellabs, Inc.
Finisar Corporation	tw telecom inc.
F5 Networks, Inc.	ViaSat, Inc.
JDS Uniphase Corporation	Xilinx, Inc.
Juniper Networks, Inc.

At the time of the Committee’s assessment, Ciena compared to the Peer Group identified above as follows:

Peer Group Comparison
	Revenue ($)*	Market Capitalization ($)	Headcount (#)	Total Stockholder Return (%)*
Peer Group Average	$1.81B	$3.50B	4,195	13.0%
Ciena	$1.90B	$1.60B	4,481	19.0%
Percentile of Peer Group	67.0%	26.0%	71.0%	72.0%
*over four fiscal quarters preceding assessment

The Committee noted that Ciena was significantly above the 50th percentile of the proposed peer group for the revenue, headcount and TSR criteria and significantly below the 50th percentile of the proposed peer group for the market capitalization criterion. The Committee believed that this represented a reasonable and appropriate balance among the key quantitative criteria.

Consideration of Market Data. As a comparative framework in establishing executive compensation for our Named Executive Officers, the Committee uses both Peer Group information and survey and other market data, including base salary, target total cash compensation, equity compensation values and target total direct compensation, for comparable executive positions (collectively, the “Market Data”). In considering the Market Data, the Committee recognizes that executive officers in different companies can play different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, the Market Data does not yield qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or his or her perceived importance to his or her company’s business, strategy and objectives. Accordingly, the Market Data is just one of a number of comparative factors used by the Committee in establishing executive compensation levels and it serves as a frame of reference for compensation.

Consideration of Qualitative Factors. In any given year, and for any particular Named Executive Officer, the Committee may consider a range of subjective or qualitative factors, including:

•	the role the executive plays and the importance of such individual to Ciena’s business strategy and objectives;

•	differences in each executive’s tenure and experience;

•	the responsibilities and particular nature of the functions performed or managed by the executive;

•	our CEO’s recommendations and his assessment of the executive’s performance;

•	the risk that such individual would leave Ciena if not appropriately compensated and motivated; and

•	competitive labor market pressures and the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Rather, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

With respect to determining fiscal 2014 executive compensation, in addition to any specific factors or assessment of Peer Group data described below in determining each element of compensation for the Named Executive Officers, the Committee broadly considered the following qualitative factors in making its compensation decisions for each Named Executive Officer:

•
Gary B. Smith. The Committee considered that Mr. Smith, having successfully served as our chief executive officer for over 13 years, was one of the longest-tenured CEOs in the telecommunications industry. Mr. Smith had continued to demonstrate outstanding leadership of and strategic direction for Ciena, including implementing a multi-year transformation strategy that resulted in the outstanding fiscal 2013 corporate performance described in the “Overview” above, which represented substantial overachievement against the annual operating plan approved by the Board of Directors. At the same time, the Committee believed that Mr. Smith’s total compensation had lagged the market over the past several years and, therefore, could have been better aligned with Ciena’s outstanding performance and TSR during that period. The Committee considered that each element of his compensation approximated at or below the market median - in some cases, significantly below the market median - of other chief executive officers in our peer group.

•
James E. Moylan, Jr. The Committee believed that Mr. Moylan continued to maintain excellent relationships and communications with the financial community and our stockholders, and oversaw an improvement in our capital structure and balance sheet, including the exchange of one-half of our convertible notes due 2015 and the repayment at maturity of our convertible notes due 2013. He provided effective management and leadership over numerous corporate functions, including the finance and accounting, global business operations, information technology, internal audit, investor relations, tax and treasury organizations. Mr. Moylan also maintained responsibility for leading several key business transformation initiatives, including the planned re-engineering of our enterprise resource planning system, and served as an executive co-sponsor of our enterprise risk management program.

•
Stephen B. Alexander. The Committee regarded Mr. Alexander as having successfully continued in his role as Chief Technology Officer, in which capacity he participates in the development and establishment of our strategic product and technology vision and direction. The Committee considered that, as a recognized expert in the field of optical networking, his role is particularly important given the rapid technological developments, evolving service delivery requirements, and shifts in customer and end user network demand in our industry. In particular, Mr. Alexander had played a key role in designing and articulating our OPn network architecture and vision, and in focusing our development efforts on, among other things: improving and converging technologies across our portfolio; developing products that increase software-based network programmability and control; and designing solutions that enable network operators to achieve improved cost and efficiency.

•
François Locoh-Donou. The Committee believed that Mr. Locoh-Donou demonstrated strong leadership and management of our Global Products Group, which encompasses the global engineering, supply chain, product line management, quality, and product marketing and solutions organizations. In particular, he oversaw industry-leading technology innovation from the engineering organization, including: the introduction of E-Suite packet features on our 6500 Packet-Optical Platform; an increase in our packet networking aggregation offerings; the expansion of capabilities on our OneControl integrated network and service management software; and continued investment in and development of software-defined networking technology. Mr. Locoh-Donou also ensured that the PLM and supply chain organizations continued to drive significant product design and supply chain cost reductions, thereby contributing to our improved gross margin performance.

•
Philippe Morin. The Committee considered that Mr. Morin had led our Global Sales and Field Operations organization to an extremely successful year in fiscal 2013, including with respect to the financial accomplishments set forth in the “Overview” above. In addition, we established the global number one market position in packet-optical technology, achieved significant customer wins in new geographies, increased the breadth and depth of our solutions offerings with global Tier 1 customers, and had several successes in modernizing customer networks with our network transformation solution offerings. The Committee recognized that this sales performance was positively differentiated from that of our peers, and occurred during a continued period of uncertain customer spending and intense competition within our industry sector. Mr. Morin also made progress in improving sales tools and processes, including the deployment of a new CRM system and an automated sales quotation tool.

Internal Equity Considerations. The Committee seeks to promote teamwork among, and high morale within, our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers each fiscal year, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible senior employees.

Elements of Compensation

The compensation of our executive officers, including our Named Executive Officers, includes three principal elements:

•	annual base salary;

•	annual performance-based cash incentive bonuses; and

•	long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either at risk or otherwise subject to performance. Nevertheless, as illustrated by the charts below, the Committee continued to structure executive compensation in fiscal 2014 so that a significant portion of the target total direct compensation of our CEO and the other Named Executive Officers was “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. Approximately 60% of our CEO’s target total direct compensation for fiscal 2014 was structured as performance-based, which was the highest level in the Company’s history. By linking a larger portion of our executives’ compensation to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

* Target Total Direct Compensation reflects annual base salary, target annual cash incentive and grant date value of fiscal 2014 stock awards.

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. Establishing base salaries that reflect the performance, skill set and value of executive talent in the competitive marketplace is an important element in attracting, retaining and rewarding key employees.

In determining base salaries for fiscal 2014, the Committee focused its assessment on Mr. Smith and considered a number of factors, including:

•	Ciena had achieved outstanding business and financial performance under Mr. Smith’s leadership over the past several years, and particularly in fiscal 2013 as set forth in the “Overview” above;

•	Mr. Smith had not received an increase in base salary since fiscal 2011; and

•	The Market Data showed that Mr. Smith’s fiscal 2013 base salary approximated only the 35th percentile of chief executive officers’ base salaries in the Peer Group.

Based on the above considerations, together with the qualitative factors described above, the Committee determined to increase Mr. Smith’s base salary in order to better align with the approximate mid-point of the Market Data for his position.

With respect to the other Named Executive Officers, the Committee considered that their existing base salaries compared favorably with the Market Data. Accordingly, notwithstanding the qualitative considerations described above for each Named Executive Officer that would otherwise support increasing base salaries, the Committee determined that the base salaries for Messrs. Moylan, Alexander, Locoh-Donou and Morin remained reasonable and appropriate and decided not to increase the same, as set forth below (in Canadian Dollars for Mr. Morin).

Annual Base Salary

	Annual Base Salary ($)
Name	Fiscal 2013	Fiscal 2014
Gary B. Smith	$750,000	$800,000
James E. Moylan, Jr.	$450,000	$450,000
Stephen B. Alexander	$400,000	$400,000
François Locoh-Donou	$420,000	$420,000
Philippe Morin	$500,000	$500,000

Mr. Smith’s salary increase was made effective as of Ciena’s second quarter of fiscal 2014, in order to coincide with the timing of Ciena’s broad-based merit increase for non-executive employees.

Annual Performance-Based Cash Incentive Bonuses

Ciena uses performance-based cash incentive bonuses under its cash incentive bonus plan to motivate its employees and incentivize the achievement of financial, strategic and operational objectives that are closely aligned with the annual operating plan approved by the Board. The Committee believes that its use of these objectives promotes executive focus on annual financial and operating results. Moreover, use of an incentive cash component of executive compensation enables target total cash compensation to remain competitive, while providing a significant portion of this target compensation in the form of an “at risk,” performance-based component. Target performance-based cash payments are expressed as a percentage of annual base salary. Because of this correlation, the Committee typically looks at base salary and annual incentive compensation in combination and considers the effect modifications to either such element have on the “target total cash compensation” for each individual. The Committee considers potential incentive payments to each Named Executive Officer at the “target” level, together with base salary, in determining the “target total cash compensation” payable to each executive.

In reviewing the Market Data related to the target total cash compensation for Ciena’s executive officers, the Committee determined that, if fully paid at the target level, the overall target total cash compensation for the executive officers as a group was slightly above the median of equivalent positions in the Peer Group, again with variance by executive. Based on the outstanding operational performance of the Global Products Group and the Global Field Operations functions in fiscal 2013 and the specific qualitative factors for Messrs. Locoh-Donou and Morin set forth in the “Consideration of Qualitative Factors” above, the Committee determined to increase their target cash incentive opportunities, as set forth below. Separately, the
Committee agreed that the target cash incentive opportunities for the CEO and the other Named Executive Officers remained reasonable and appropriate and decided not to increase the same, also as set forth below.

Annual Cash Incentive Opportunity

	Target Cash Incentive Compensation (as percentage of base salary)
Name	Fiscal 2013	Fiscal 2014
Gary B. Smith	125%	125%
James E. Moylan, Jr.	85%	85%
Stephen B. Alexander	75%	75%
François Locoh-Donou	75%	85%
Philippe Morin	75%	85%

Description of Annual Cash Incentive Bonus Plan. Full-time employees, excluding our employees who receive sales commissions, generally are eligible to participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance objectives established by the Committee. The bonus plan, which is more fully described in the “Grants of Plan-Based Awards” section of the “Executive Compensation Tables,” provides the Committee with the flexibility to establish corporate, departmental or individual performance objectives upon which bonus payments are contingent.

Fiscal 2014 Structure. In considering the design of the annual cash incentive bonus plan for fiscal 2014, the Committee concluded that the fiscal 2013 bonus plan was generally well-designed, but determined to make two structural changes for fiscal 2014 in order to achieve the plan’s compensatory objectives and to align the plan targets with both the operating imperatives and the financial objectives set forth in our annual operating plan.

First, in support of our continued focus on achieving improved profitability on an as-adjusted basis, based upon the recommendation of the executive officers in developing Ciena’s annual operating plan for fiscal 2014, the Committee determined that the incentive bonus plan would be funded at only 85% of target for fiscal 2014. Accordingly, the plan was structured to pay 85% of the bonus payout earned for fiscal 2014 based on the company’s performance against both the corporate performance goals and the adjusted operating income target described in “Fiscal 2014 Performance Goals” below.

Second, although the plan again incorporated a minimum performance threshold level for bonus payments of 10% of Ciena’s adjusted operating income target for fiscal 2014, the maximum bonus payout was raised from 150% to 200% where the threshold number of corporate performance goals are achieved and Ciena achieves at least 200% of its adjusted operating income target for fiscal 2014. This change was implemented in order to provide an appropriate level of upside earning potential for significant business and financial outperformance against Ciena’s operating targets. Overall, the fiscal 2014 bonus plan was designed to result in an allocation of profit between our employees and stockholders that balanced and aligned their interests while incentivizing the company’s workforce to drive toward improved profitability and stockholder return.

The percentage of the target bonus payable to eligible employees, including the Named Executive Officers, for the applicable plan period at each of the threshold, target and maximum levels in fiscal 2014 (as compared to fiscal 2013) is set forth in the following table, with payments interpolated for performance results falling between the designated levels.

Cash Incentive Bonus Plan Structure

	Fiscal 2013		Fiscal 2014
	Perf. Goal Achieved	Target Bonus Payable	Perf. Goal Achieved	Target Bonus Payable (Paid at 85%)
“Threshold”	10%	10%	10%	10%
“Target”	100%	100%	100%	100%
“Maximum”	≥150%	150%	≥200%	200%

Fiscal 2014 Performance Goals. In establishing the applicable performance goals for fiscal 2014 cash incentive payments, the Committee sought to align the Company’s operating imperatives and financial objectives to support both our long-term strategic transformation and our near-term profitability targets. The Committee determined to use a combination of ten corporate performance goals, together with the adjusted operating income target set forth in our fiscal 2014 annual operating plan, to determine the applicable bonus funding percentage, with calculation of the total bonus payout percentage as reflected below. The Committee elected to use the same corporate performance goals for all eligible employees, including our Named Executive Officers, in order to align the interests of our employee base and to promote teamwork and morale.

Corporate Performance Goals	×	Operating Income Multiplier	=	Bonus Payout Percentage

Number of Goals Achieved	Percent of Total Target Bonus Earned	Percent Performance Against Target	Multiplier
0 - 2	0%	<10%	0.0x
3	30%	10%	0.1x
4	45%	50%	0.5x
5	60%	100%	1.0x
6	75%	150%	1.5x
7	90%	>200%	2.0x
8 - 10	100%

For illustrative purposes only and by way of example, if Ciena had achieved seven of its ten corporate performance goals, with financial results equaling 50% of the adjusted operating income target, the applicable percentage for payment of cash incentive awards would have been 45% (90% x 0.5x).

Corporate performance goals. The fiscal 2014 corporate performance goals related to:

•	Commercial availability of key product deliverables for our Converged Packet Optical platforms;

•	Commercial availability of a key product deliverable, and securing two customer trials, for a high-capacity packet switch;

•	Delivery of a first release of, and securing one customer trial for, a software-defined networking controller;

•	Achievement of annual cost reduction targets within our overall product portfolio;

•	Achievement of a defined Software sales orders target;

•	Achievement of a defined Enterprise sales orders target through Managed Service Providers, Solution Providers and Cloud Providers;

•	Improvement in lead times for our Converged Packet Optical platforms;

•	Completion of the first phase of our ERP re-engineering project;

•	Achievement of a defined four quarters average cash cycle target; and

•	Ensuring that a substantial majority of our people managers complete a designated coaching workshop.

Each of the corporate performance goals above was equally weighted and the Committee considered the prospects for attainment and non-attainment to be equally likely.

Financial goal. With respect to the corporate financial goal, the Committee has used an “adjusted operating income” target under the plan for the past several years and continues to believe that, at this stage in Ciena’s growth, this performance-based measure provides the most comprehensive and effective indicator of the company’s operating performance. The Committee also recognized that the adjusted operating income measure, which gives effect to certain adjustments to our GAAP results generally consistent with those reported in our quarterly earnings releases, is one of the most important and frequently reviewed metrics used by our CEO and executive team in managing Ciena’s business. The adjusted operating income target for fiscal 2014 was $166.0 million in the aggregate, after taking the cost of the incentive bonus plan into account.

Fiscal 2014 Incentive Plan Goals Attainment. Ciena successfully achieved eight of the ten annual corporate performance goals described above. Ciena also reported adjusted operating income of $148.2 million in the aggregate for the fiscal year, which equated to approximately 88% of the targeted goal after giving effect to the cost of the bonus plan. If the fiscal 2014 bonus plan had been fully funded, this performance would have entitled the executive officers to a bonus equal to 88% of target. However, because the fiscal 2014 bonus was only funded at 85% of target, the actual bonus payout was approximately 75% of target (88% x 0.85). As a result, the Named Executive Officers earned and were awarded a bonus equal to 75% of the annual target bonus percentage.

Target Total Cash Compensation. The Committee’s decisions with respect to annual base salaries and annual, performance-based cash incentive opportunities for fiscal 2014 resulted in changes to target total compensation for Messrs. Smith, Locoh-Donou and Morin, and did not result in any changes to target total cash compensation for Messrs. Alexander and Moylan, as set forth below.

Target Total Cash Compensation

	Target Total Cash Compensation ($)
Name	Fiscal 2013	Fiscal 2014
Gary B. Smith	$1,687,500	$1,800,000
James E. Moylan, Jr.	$832,500	$832,500
Stephen B. Alexander	$700,000	$700,000
François Locoh-Donou	$735,000	$777,000
Philippe Morin	$875,000	$925,000

The amounts in the table above represent target total cash compensation for fiscal 2013 and fiscal 2014, with amounts for Mr. Morin in Canadian Dollars. For amounts actually earned or received by our Named Executive Officers during fiscal 2014, see “Summary Compensation Table” in the “Executive Compensation Tables” below.

Equity-Based Compensation

We have historically relied heavily on equity-based compensation as a key component of our compensation program. The Committee believes that meaningful equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives and a strong incentive for corporate performance and stockholder return. For the past several years, the Committee has relied upon long-term equity awards to balance the shorter-term focus of the cash incentive bonus plan. The Committee believes that this structure not only rewards the achievement of longer-term business objectives that benefit our stockholders but also serves to retain a successful executive team.

Factors Affecting Fiscal 2014 Equity Compensation. As with the elements of cash compensation, Compensia prepared an analysis of market benchmarks for target equity values in the Peer Group. Based on the Market Data, the target equity value for the executive officers in the aggregate compared more favorably to the market than in previous years. Consequently, the Committee believed that, in delivering strong incentive value to the executive officers with the December 2012 equity awards, it had made good progress in addressing concerns relating to the market competitiveness and the longer-term retentive value of equity compensation for the executive officers. The Committee had also previously agreed that it would take into consideration the higher than typical value of equity awards granted in fiscal 2013 when determining the target value of equity awards for fiscal 2014. Accordingly, the Committee believed that it was reasonable and appropriate to consider a reduction in the aggregate target equity value for the Named Executive Officers.

At the same time, however, the Committee noted that our CEO’s total compensation had lagged the market over the past several years and, therefore, could have been better aligned with Ciena’s outstanding performance and TSR during that period. Despite its efforts to improve the market competitiveness of Mr. Smith’s compensation in recent years, the Committee considered that, in two of the previous four fiscal years, his target equity value was below the 25th percentile of similar chief executive officers in the Peer Group and, in the other two fiscal years (including 2013), only at the market median of the Peer Group. Moreover, the Committee recognized that Mr. Smith and the other Named Executive Officers had forfeited their fiscal 2012 PSUs in their entirety as a result of the Company’s failure to achieve a high minimum threshold of adjusted operating income performance against an extremely aggressive target. Giving effect to such forfeiture, Mr. Smith’s grant date equity value for fiscal 2012 had dropped into the bottom 10th percentile of the Peer Group. Although the Committee had increased the size of Mr. Smith’s target equity value in fiscal 2013, it determined that his overall unvested equity holdings remained insufficient for purposes of ensuring his retention. The Committee also believed that, as described in the qualitative factors above, Mr. Smith had demonstrated outstanding leadership of and strategic direction for Ciena and that his continued leadership was critical in enabling the company’s ongoing and future success. Accordingly, the Committee sought to establish fiscal 2014 equity compensation for Mr. Smith that was more commensurate with Ciena’s performance and the equity compensation of similarly situated executives. The Committee also sought to provide sufficient long-term performance incentives and retention value to ensure that Mr. Smith remains employed with Ciena and aligned with our stockholders in driving the company’s longer-term performance and transformation strategy.

In addition, for fiscal 2014 the Committee believed that it was appropriate to continue our commitment to fostering a direct pay-for-performance culture whereby longer-term incentives are created to more closely align the interests of our executives with those of our stockholders. Accordingly, the Committee determined to structure the fiscal 2014 annual equity awards so that at-risk, performance-based stock units made up 60% of the grant to the Mr. Smith and 50% of the grant to the other Named Executive Officers, with the reminder of the awards in time-based restricted stock units. By way of comparison, in fiscal 2013, at-risk PSUs made up 50% of the grant to both Mr. Smith and the other Named Executive Officers.

Process for Determining Fiscal 2014 Equity Compensation. In establishing equity compensation for the prior year (fiscal 2013), the Committee had elected to set a higher target value than historically used, in order to address concerns with respect to the market competitiveness of the compensation program and the retention profiles of the executive officers. Having largely achieved its objective in doing so, the Committee determined to return to its previous practice and establish fiscal 2014 equity compensation for the executive officers with a lower target value (in a range between the 50th and 75th percentiles) for the value delivered to similar executives in the Peer Group. Based on Compensia’s analysis, and using the 50th percentile as a baseline, our CEO prepared recommendations for target equity values for each of the Named Executive Officers (other than himself) for the Committee’s consideration.

In determining fiscal 2014 equity compensation, and in addition to the factors described above, the Committee considered, among other things, the following:

•
our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the criticality of each position and any concerns with respect to retaining the individual;

•	the existing, unvested equity holdings of each person and assumptions relating to future values;

•
the potential impact of awards at the target equity values on key compensation governance metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

•
the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices, and the potential future value of such shares using a range of possible future Ciena stock prices; and

•	the number of shares remaining available for issuance under Ciena’s 2008 Omnibus Incentive Plan (the “2008 Plan”).

The Committee made its own similar evaluation for our CEO, based upon its assessment of his responsibilities, performance, experience and value to Ciena, as well as consideration of the above additional factors.

Thereafter, the Committee determined target equity dollar values and equity allocations for the Named Executive Officers as follows:

•
Chief Executive Officer. For the reasons set forth in both the “Overview” and “Factors Affecting Fiscal 2014 Equity Compensation” above, Mr. Smith’s fiscal 2014 equity award represented a 32% year-over-year increase in grant date delivered value. At the same time, the Committee sought to ensure that Mr. Smith’s target equity value was still within a reasonable range as compared to market. Consequently, Mr. Smith’s fiscal 2014 grant date equity value resulted in target total direct compensation that was only 1.36 times the then-current median for chief executive officers in the Peer Group and only 1.13 times the then-current median for chief executive officers in the peer group selected by ISS.

The Committee also considered the allocation of Mr. Smith’s fiscal 2014 equity award, and noted that in recent years it had allocated 50% of the annual equity awards to Ciena’s executive officers in the form of performance-based stock units (PSUs). However, in recognition of the increased target equity value awarded to Mr. Smith and to ensure even greater alignment between our CEO’s pay and Ciena’s performance, the Committee decided to increase the performance-based equity component and structured his fiscal 2014 equity award so that 60% of the grant was allocated to PSUs.

•
Other Named Executive Officers. For the reasons set forth in both the “Overview” and “Factors Affecting Fiscal 2014 Equity Compensation” above, the aggregate target value of the proposed fiscal 2014 equity awards to the other Named Executive Officers represented a 14% year-over-year decrease in grant date delivered value. The Committee determined to structure these equity awards so that 50% of the grants continued to be in the form of PSUs.

Restricted Stock Units. Consistent with past practice, the Committee determined to use its standard four-year vesting period for restricted stock units (RSUs) (one-sixteenth of grant amount vesting each calendar quarter over a four-year period), in order to promote long-term alignment with stockholders and longer-term decision making, both of which provide an effective balance to the shorter-term incentive measures used in setting cash incentive bonus awards.

Performance Stock Units. The Committee decided to structure the PSUs with a fiscal 2014 performance period. In so doing, the Committee sought to achieve a balance between the desire to incorporate a specific performance-based component in the long-term incentive compensation for the executive officers with an acknowledgment of the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and a volatile sector of the telecommunications industry. Although the Committee carefully considered the implications of using a one-year performance period for its long-term incentive compensation, it ultimately determined that any related issues were outweighed by the desire to avoid any unintended consequences of motivating the wrong behavior or limiting Ciena’s flexibility as a result of outdated or inapplicable long-term goals. However, as in previous years, in recognition of the one-year performance period, the Committee incorporated a long-term retention element to the performance equity compensation. Accordingly, any PSU shares that were earned during the fiscal 2014 performance period would be subject to a staggered vesting and delivery schedule in three equal installments over the two years following the fiscal 2014 performance period, subject to the individual executive’s continued service with Ciena. In establishing this performance equity structure, the Committee considered that it had been using the same structure very effectively in recent years to achieve its desired objectives.

In establishing goals for the PSUs, the Committee intended to align the interests of the executive officers with those of Ciena’s stockholders by focusing the executives’ efforts on ensuring the longer-term growth of our business while achieving increased profitability in the near-term. And, in a change from previous years, the Committee deliberately sought to select goals that avoided any overlap between the goals for the cash incentive bonus plan and the long-term equity compensation for the executive officers. Accordingly, the PSUs were based on the following two goals for fiscal 2014, each of which was derived directly from the targets set forth in our fiscal 2014 annual operating plan approved by the Board of Directors:

•	Achievement of the fiscal 2014 adjusted gross margin percentage target; and

•	Achievement of the fiscal 2014 aggregate sales orders target.

Because of the criticality of gross margins to the Company’s objective of driving improved operating leverage from our business in fiscal 2014 and beyond, the Committee elected to allocate two-thirds of the PSUs to the gross margin percentage goal and one-third of the PSUs to the sales orders goal. The Committee considered the prospects for attainment and non-attainment of the PSU performance goals to be equally likely.

The PSU shares were placed “at-risk,” in that any portion of the PSUs not earned by the end of the performance period would be forfeited and returned to the 2008 Plan. The PSUs were structured such that 100% of the shares underlying the award would be earned upon the achievement of 100% of both the gross margin percentage target and the sales orders target. Consistent with our pay-for-performance philosophy, and in order to closely align the interests of the executive officers with our stockholders and to further incentivize them to overachieve against our fiscal 2014 operating plan, the Committee decided to incorporate upside earning potential to the PSUs for extraordinary performance and downside risk for underperformance against each of the two goals. Specifically, the Committee established the following minimum performance thresholds and maximum number of additional PSUs that could be earned for achievement against the gross margin percentage and sales orders targets, as set forth in the table below:

Fiscal 2014 PSU Performance Goals
	Adjusted Gross Margin Percentage (2/3 of PSU Award)		Aggregate Sales Orders (1/3 of PSU Award)
	Adjusted Gross Margin (%)	PSU Shares Earned	Aggregate Sales Orders ($B)	PSU Shares Earned
	< 40.0%	0%	< $2.15	0%
“Threshold”	40.0%	50%	$2.15	50%
“Target”	42.0%	100%	$2.39	100%
“Maximum”	> 44.0%	200%	> $2.63	150%

Based on the weighting of the two goals and the above table, the maximum amount of PSUs that could be earned was 183.5% of the total shares underlying the award.

In finalizing its determination of the value and form of equity awards, the Committee considered updated projections of the paper gain value of the vested and unvested equity holdings of each individual executive, including the proposed equity awards for fiscal 2014. Based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, the individual target equity values established by the Committee were converted to a specific number of shares of Ciena’s common stock underlying each restricted stock award as set forth below:

Fiscal 2014 Annual Equity Awards
Name	RSU Award (#)	PSU Award (#)
Gary B. Smith	90,010	135,010
James E. Moylan, Jr.	28,130	28,130
Stephen B. Alexander	18,000	18,000
François Locoh-Donou	28,130	28,130
Philippe Morin	28,130	28,130

Fiscal 2014 Performance Stock Unit Attainment. As noted in the “Fiscal 2014 PSU Performance Goals” table above, the fiscal 2014 adjusted gross margin percentage target was 42.0% and the fiscal 2014 aggregate sales orders target was $2.39 billion. Ciena reported an adjusted gross margin percentage of 42.1% in fiscal 2014, and therefore 105% of the PSUs allocated to that goal were earned. Ciena generated aggregate sales orders of $2.25 billion in fiscal 2014, and therefore 71.25% of the PSUs allocated to that goal were earned. Based on the relative weighting of the two goals, approximately 94% of the total PSUs were earned. One-third of those PSUs vested in December 2014, and the remainder of the earned PSUs will vest in equal installments in December 2015 and December 2016.

Equity Grant Practices. For the past several years, we have applied a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our executive officers, including our Named Executive Officers, are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. The Committee generally meets, approves and grants annual equity awards to the executive officers promptly following Ciena’s release of earnings for the fourth quarter and fiscal year. This practice began in fiscal 2007 and continued for annual equity awards in fiscal 2014, with the fourth quarter earnings release on December 12, 2013 and executive and non-executive awards granted on December 17, 2013.

Previous Performance Equity Awards to Messrs. Locoh-Donou and Morin. As previously disclosed in fiscal 2011, the Committee awarded PSUs of 29,865 shares each to Messrs. Locoh-Donou and Morin in connection with the appointments to their current roles effective as of August 1, 2011 (the “New Appointment PSUs”). One-third of the New Appointment PSUs may be earned at the end of each of fiscal years 2013, 2014 and 2015 based on achievement of a financial goal for such fiscal year to be determined by the Board of Directors in advance of such fiscal year, with vesting of any earned portion of the New

Appointment PSU to occur in December following the relevant fiscal year. Any portion of the New Appointment PSUs not earned by the end of the applicable performance period is to be forfeited and returned to the 2008 Plan. In October 2013, the Committee determined that the fiscal 2014 financial goal for the New Appointment PSUs would be achievement of the aggregate adjusted operating income target set forth in our fiscal 2014 annual operating plan. The Committee also determined to structure the New Appointment PSUs for fiscal 2014 such that 100% of the applicable portion of the PSUs would be earned upon achievement of 100% of the operating income target, with a minimum threshold performance level of 10% of such target and no upside opportunity. As noted above, Ciena reported adjusted operating income of $148.2 million in the aggregate for fiscal 2014, which equated to approximately 89% of the targeted goal. Accordingly, 89% of one-third of the New Appointment PSUs to Messrs. Locoh-Donou and Morin were earned and vested in December 2014.

U.S. Executive Severance Benefit Plan

Ciena maintains a U.S. Executive Severance Benefit Plan as part of its efforts to continue to enable the attraction and retention of top executive talent. This plan, which is governed by the Employee Retirement Income Security Act of 1974, as amended, provides certain U.S.-based employees, including Ciena’s executive officers (including the Named Executive Officers) and employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause.” For additional information about the severance benefits payable under this plan, as well as the estimated value of these benefits, see “Payments Upon Involuntary Separation of Service for Other than Cause” below.

“Double Trigger” Change in Control Severance Agreements

Each of our executive officers, including each of the Named Executive Officers, has a change in control severance agreement with Ciena. We have entered into these agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards, the executive officers receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 90 days prior to or 12 months following the effective date of the change in control transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

For additional information about the severance benefits payable under these agreements, as well as the estimated value of these benefits, see “Potential Payments upon Termination or Change in Control” below.

Recoupment (Clawback) Policy

We have expanded the existing recoupment or “clawback” policy in our 2008 Plan (and applicable to equity incentive plan awards thereunder) to also apply to our annual cash incentive plan awards and sales incentive plan compensation. This policy, which is broader than currently required by applicable law, provides for recoupment of certain benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. Specifically, those executive officers subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and any other recipient of covered incentive compensation who knowingly engaged in such misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, is required to reimburse Ciena the amount of any payment in settlement of such award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

We maintain a policy requiring executive officers, including our Named Executive Officers, to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related functions. The annual dues for each of the three executive officers named individually on club memberships used by Ciena generally range from $8,000 to $15,000.

Stock Ownership Guidelines

In order to further align the interest of Ciena’s executive officers and directors with the interest of our stockholders, and to promote Ciena’s commitment to sound corporate governance, the Board has established stock ownership guidelines for executive officers, including our Named Executive Officers, as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to recent IRS guidance, the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. We have the ability under our 2008 Plan to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not as significant a concern as it might otherwise be, and we do not focus on meeting the requirements of Section 162(m) at the expense of the stated goals of our compensation plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated into Ciena’s Annual Report on Form 10-K for fiscal 2014 by reference from this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin
Patrick T. Gallagher

EXECUTIVE COMPENSATION TABLES

The following tabular information, accompanying narrative disclosure and footnoted detail provide compensation-related information for our CEO, CFO and our other three most highly-compensated executive officers as of the end of fiscal 2014. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.” These executive compensation tables include all compensation awarded to or earned by each NEO for the fiscal years indicated below in which they served as an executive officer.

Summary Compensation Table

The Summary Compensation Table below presents compensation earned by our Named Executive Officers for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.
Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)
Gary B. Smith	2014	$788,076	—	$4,934,689	—	$749,000	$17,100	$6,488,865
President and CEO	2013	$750,576	—	$3,746,093	—	$937,500	$19,854	$5,454,023
	2012	$765,032	—	$2,036,700	—	$262,500	$9,205	$3,073,437

James E. Moylan, Jr.	2014	$450,576	—	$1,233,782	—	$286,493	$7,650	$1,978,501
Sr. V.P., Finance and CFO	2013	$450,576	—	$1,560,872	—	$382,500	$7,650	$2,401,598
	2012	$459,263	—	$890,536	—	$107,100	$16,621	$1,473,520

Steven Alexander	2014	$400,512	—	$789,480	—	$224,700	$14,781	$1,429,473
Sr. V.P., Chief Technology Officer	2013	$400,512	—	$1,040,686	—	$300,000	$8,681	$1,749,879
	2012	$408,234	—	$712,301	—	$84,000	$8,681	$1,213,216

François Locoh-Donou	2014	$420,538	—	$1,233,782	—	$267,393	$6,989	$1,928,702
Sr. V.P., Global Products Group	2013	$409,273	—	$1,300,935	—	$315,000	$5,300	$2,030,508
	2012	$382,719	—	$801,419	—	$78,750	$68,816	$1,331,704

Philippe Morin	2014	$463,718	—	$1,233,782	—	$291,936	$2,751	$1,992,187
Sr. V.P., Global Sales & Field Operations	2013	$495,361	—	$1,300,935	—	$367,869	$2,943	$2,167,108
	2012	$512,524	—	$801,419	—	$104,507	$2,986	$1,421,436
_______________________________________

(1)	Salary information for fiscal 2014 reflects the following:

a.	Ciena’s fiscal 2012 year consisted of a 53-week period, as compared to a 52-week period in fiscal 2013 and 2014.

b.	Annual base salary increases, as applicable, became effective in February 2014.

c.	Mr. Morin’s salary was paid in Canadian Dollars and converted to U.S. dollars based on the average exchange rate for the applicable fiscal year.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if the shares underlying these awards were vested and delivered on the grant date. Aggregate amounts do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement. Aggregate grant date fair values reported above will likely vary from the actual amount ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date. Assuming the maximum future payout under the PSUs, however, the aggregate grant date fair value in the “Stock Awards” column above for fiscal 2014 would have been $7,406,967, $1,748,896, $1,119,088, $1,748,896, and $1,748,896, for each of Messrs. Smith, Moylan, Alexander, Locoh-Donou and Morin, respectively. See the “Grants of Plan-Based Awards” table below for information relating to restricted stock unit and performance stock unit awards granted during fiscal 2014 under our 2008 Plan.

(3)	Non-Equity Incentive Plan Compensation reflects amounts earned by each Named Executive Officer under Ciena’s cash incentive bonus plan for fiscal 2014.

(4)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2014:

a.
For each Named Executive Officer, Section 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees, or in the case of Mr. Morin, contributions paid by us to a defined contribution pension plan that covers Ciena’s employees based in Canada.

b.	For Messrs. Alexander and Locoh-Donou, costs associated with an annual physical examination based on the amount paid for such service.

c.
For Mr. Smith, reimbursement of costs associated with financial planning and tax preparation services generally made available to all executive officers, subject to a $10,000 annual limit per tax year on such services.

d.	For Mr. Alexander, payments made under a patent incentive compensation program generally available to Ciena employees.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive awards and equity awards granted to each of the NEOs during fiscal 2014. For fiscal 2014, non-equity incentive awards to the NEOs consisted of opportunities under our cash incentive bonus plan and equity awards consisted of restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards. The actual amount of cash incentive compensation earned by the NEOs during fiscal 2014 is set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2014 in the “Grant of Plan-Based Awards” table below represent the estimated range of potential payouts possible under our cash incentive bonus plan. The design of the plan for fiscal 2014, including the use of a combination of ten corporate performance goals and our fiscal 2014 adjusted operating income target to derive the total bonus payout percentage, are more fully described in “Compensation Discussion and Analysis” above. For fiscal 2014, the Compensation Committee determined that the incentive bonus plan would be funded in Ciena’s annual operating plan for fiscal 2014 at only 85% of target. Accordingly, the plan was structured to pay only 85% of the bonus payout earned for fiscal 2014 based on the company’s performance against both the corporate performance goals and the adjusted operating income target described in “Compensation Discussion and Analysis” above. Assuming the satisfaction of the requisite number of corporate performance goals, based on the level of attainment of the related corporate financial performance objective, bonus opportunities under the cash incentive bonus plan, were payable at each of the “threshold,” “target” and “maximum” levels as set forth below, with payments interpolated for results falling between the designated levels:

	Fiscal 2014 Cash Incentive Bonus Plan
	Perf. Goal Achieved	Target Bonus (Payable at 85%)
Threshold	10%	10%
Target	100%	100%
Maximum	≥200%	200%

The “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each NEO’s base salary for fiscal 2014 by his respective target bonus opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above and the applicable funding level for the bonus plan.

Equity Awards.  During fiscal 2014, we granted equity awards to our NEOs under our 2008 Plan in the form of RSUs and PSUs. Each such stock award represents a contractual right to receive one share of our common stock. RSU awards granted to the NEOs in fiscal 2014 vest over a four-year term, with one-sixteenth of the grant amount vesting quarterly. PSU awards granted to the NEOs in fiscal 2014 were structured such that (i) one-third of the total PSU shares granted were subject to the achievement of an aggregate fiscal 2014 sales order target, and (ii) two-thirds of the total PSU shares granted were subject to the achievement of an aggregate adjusted gross margin target, each as more fully described in “Compensation Discussion and Analysis” above. The number of shares capable of being earned with respect to the portion of the PSUs allocated to the aggregate sales order target was subject to a maximum performance cap of 110% of the aggregate sales order target, which would result in 150% of the shares underlying that portion of the award being earned. The number of shares capable of being earned with respect to the portion of the PSU allocated to the adjusted gross margin target was subject to a maximum performance cap of 200% of the shares underlying that portion of the award being earned. The number of shares capable of being earned was subject to a minimum threshold amount of 50% of the target amount of shares allocated to each portion of the PSU award. Any shares earned during the fiscal 2014 performance period were subject to further vesting requirements, with the shares to be delivered upon vesting in equal installments in December 2014, 2015 and 2016, subject to the NEO’s continued service with Ciena. For information regarding the performance criteria with respect to PSUs granted in fiscal 2014, see “Compensation Discussion and Analysis” above.

For each equity award made to our NEOs during fiscal 2014, the date that the award was approved by our Compensation Committee was the same as the grant date.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	Full Grant Date Fair Value (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Gary B. Smith	PSU	12/17/2013				22,277	135,010	247,745		$2,960,769
	RSU	12/17/2013							90,010	$1,973,919
	Incentive Cash	12/17/2013	$85,000	$850,000	$1,700,000

James E. Moylan, Jr.	PSU	12/17/2013				4,641	28,130	51,619		$616,891
	RSU	12/17/2013							28,130	$616,891
	Incentive Cash	12/17/2013	$32,513	$325,125	$650,250

Stephen B. Alexander	PSU	12/17/2013				2,970	18,000	33,030		$394,740
	RSU	12/17/2013							18,000	$394,740
	Incentive Cash	12/17/2013	$25,500	$255,000	$510,000

François Locoh-Donou	PSU	12/17/2013				4,641	28,130	51,619		$616,891
	RSU	12/17/2013							28,130	$616,891
	Incentive Cash	12/17/2013	$30,345	$303,450	$606,900

Philippe Morin	PSU	12/17/2013				4,641	28,130	51,619		$616,891
	RSU	12/17/2013							28,130	$616,891
	Incentive Cash	12/17/2013	$33,130	$331,302	$662,605
_______________________________________

(1)	Estimated possible payouts under non-equity incentive plan awards reflect the following:

a.
Cash incentive opportunity reported at the “threshold,” “target” and “maximum” levels has been calculated in accordance with the plan design described in “Non-Equity Incentive Plan Awards” above and more fully described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

b.	The cash incentive opportunities reported for Mr. Morin are calculated assuming the conversion of Canadian Dollars to U.S. dollars based on the average exchange rate for fiscal 2014.

(2)
Grant Date Fair Value reported in the table above, computed in accordance with FASB ASC Topic 718, will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares, and the market price of our common stock at that time. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each Named Executive Officer as of the end of fiscal 2014. The vesting conditions for each award, including the identification of those awards that are subject to performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $16.76, the closing market price per share of our common stock on The New York Stock Exchange on the last trading day of fiscal 2014. Each of the stock options in the table below has a ten-year term from the grant date and an exercise price equal to the closing price on the grant date.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
Gary B. Smith	12/18/2007	69,000	—	$35.21	12/18/2017
	12/18/2006	75,000	—	$27.88	12/18/2016
	11/2/2005	57,037	—	$16.52	11/2/2015
	12/17/2013								135,010	(1)	$2,262,768
	12/17/2013					73,135	(2)	$1,225,743
	12/18/2012								99,800	(3)	$1,672,648
	12/18/2012					67,365	(4)	$1,129,037
	12/15/2011					29,860	(5)	$500,454
	12/14/2010					7,945	(8)	$133,158

James E. Moylan, Jr.	12/18/2007	35,000	—	$35.21	12/18/2017
	12/17/2013								28,130	(1)	$471,459
	12/17/2013					22,856	(2)	$383,067
	12/18/2012								41,583	(3)	$696,931
	12/18/2012					28,069	(4)	$470,436

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
	12/15/2011					13,060	(5)	$218,886
	12/14/2010					3,180	(8)	$53,297

Stephen B. Alexander	12/18/2007	47,000	—	$35.21	12/18/2017
	12/18/2006	30,000	—	$27.88	12/18/2016
	11/2/2005	39,285	—	$16.52	11/2/2015
	12/10/2004	17,857	—	$19.95	12/10/2014
	12/17/2013								18,000	(1)	$301,680
	12/17/2013					14,625	(2)	$245,115
	12/18/2012								27,726	(3)	$464,688
	12/18/2012					18,715	(4)	$313,663
	12/15/2011					10,442	(5)	$175,008
	12/14/2010					3,180	(8)	$53,297

François Locoh-Donou	12/18/2006	20,000	—	$27.88	12/18/2016
	10/26/2005	1,785	—	$17.43	10/26/2015
	12/17/2013								28,130	(1)	$471,459
	12/17/2013					22,856	(2)	$383,067
	12/18/2012								34,658	(3)	$580,868
	12/18/2012					23,395	(4)	$392,100
	12/15/2011					11,751	(5)	$196,947
	8/1/2011								19,910	(6)	$333,692
	8/1/2011					19,910	(7)	$333,692
	12/14/2010					1,985	(8)	$33,269

Philippe Morin	12/17/2013								28,130	(1)	$471,459
	12/17/2013					22,856	(2)	$383,067
	12/18/2012								34,658	(3)	$580,868
	12/18/2012					23,395	(4)	$392,100
	12/15/2011					11,751	(5)	$196,947
	8/1/2011								19,910	(6)	$333,692
	8/1/2011					19,910	(7)	$333,692
	12/14/2010					3,180	(8)	$53,297
_______________________________________

(1)
PSU awards granted on December 17, 2013 were subject to achievement of the goals described above in “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis” for the fiscal 2014 performance period with both goals met (to the extent described in “Compensation Discussion and Analysis” above) during the fiscal 2014 performance period. Accordingly, in December 2014, the Compensation Committee determined that these PSU awards had been earned. Amounts earned thereunder shall vest in equal installments on December 20, 2014, 2015 and 2016.

(2)	Remaining unvested RSUs granted on December 17, 2013 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2017.

(3)	Remaining amounts earned with respect to PSUs granted on December 18, 2012 shall vest on December 20, 2014 and 2015.

(4)	Remaining unvested RSUs granted on December 18, 2012 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2016.

(5)	Remaining unvested RSUs granted on December 15, 2011 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2015.

(6)
One third of the grant amount of the PSU awards granted on August 1, 2011 were subject to achievement of the goal described above “Compensation Discussion and Analysis” for the fiscal 2014 performance period. Such goal was met (to the extent described in “Compensation Discussion and Analysis” above) during the fiscal 2014 performance period. Accordingly, in December 2014, the Compensation Committee determined the portion of this award that was earned, with such amount to vest on December 20, 2014. The remaining one-third of the grant amount shall vest on December 20, 2015, subject to achievement of the Board-approved performance goal for the fiscal 2015 performance period.

(7)	Remaining unvested RSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on each of December 20, 2014 and 2015.

(8)	Remaining unvested RSUs granted on December 14, 2010 vest at one-sixteenth of the grant amount on March 20, June 20, September 20, and December 20 of each year, through December 20, 2014.

Option Exercises and Stock Vested

The following table sets forth on an aggregated basis, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2014. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the aggregate number of shares of stock vested for each NEO during fiscal 2014 by the closing price per share on the corresponding vesting date for that award. Information as to value realized does not take into account reductions related to withholding and other tax-related items, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Gary B. Smith	—	—	160,859	$3,574,232
James E. Moylan, Jr.	—	—	65,935	$1,466,213
Stephen B. Alexander	—	—	50,360	$1,118,958
François Locoh-Donou	14,357	$30,187	73,497	$1,643,312
Philippe Morin	—	—	93,761	$2,106,205

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers in each of the following situations:

•	upon death or disability;

•	upon an involuntary separation of service for other than cause;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2014 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $16.76, which was the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2014. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments Upon Death or Disability

Stock awards, including RSUs and PSUs granted under our 2008 Plan and our now-terminated 2010 Inducement Equity Award Plan (“2010 Plan”), provide for the acceleration of vesting of any awards that would otherwise vest in the 12 months following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all awards granted under these plans, including awards to both executive and non-executive employees, as well as awards to our NEOs. Under these plans, a disability is defined as inability to perform each of the essential duties of the applicable person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $16.76 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2014.

Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Value Realized Upon Acceleration
Name	($)
Gary B. Smith	$2,605,304
James E. Moylan, Jr.	$934,473
Stephen B. Alexander	$657,782
François Locoh-Donou	$1,068,856
Philippe Morin	$1,088,861

Payments Upon Involuntary Separation of Service for Other than Cause

Ciena’s U.S. Executive Severance Benefit Plan (“Severance Plan”) provides certain U.S.-based employees of Ciena Corporation and its affiliates, including Ciena’s executive officers and non-executive employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause” (as such term is defined in the plan and described below). Under the Severance Plan, benefits payable to participants upon an involuntary separation of service without cause consist of the following:

•
Cash Severance Payment. Ciena’s Chief Executive Officer will be entitled to severance equal to two times his annual base salary and annual target incentive bonus, while our other executive officers will be entitled to severance equal to their annual base salary and annual target incentive bonus or commission. Non-executives entitled to severance may receive four weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks. The base salary and, where applicable, bonus payments above would be determined based on the salary rate and incentive compensation program in effect immediately prior to the date of termination. Bonus amounts are to be paid at the “target” level.

•
Benefits Continuation. For a period of 18 months in the case of Ciena’s Chief Executive Officer, 12 months for Senior Vice Presidents, and the severance period calculated above for non-executive participants, the participant and his or her family will be eligible to continue to participate in our group medical, dental and vision plans. If we cannot continue benefits coverage, we will provide equivalent coverage for the applicable coverage period at our expense.

•
Outplacement Assistance. For a period of 12 months, in the case of Ciena’s Chief Executive Officer and other executive officers, and six months for all other participants, Ciena will provide executive outplacement assistance, at its expense, through its then-current agency.

As a condition of receiving benefits under the Severance Plan, each participant shall agree to deliver a release of claims, comply with certain non-competition and non-solicitation obligations for a 12 month period, and comply with certain continuing obligations with respect to Ciena’s confidential and proprietary information and inventions. Failure to comply with these and other conditions set forth in the Severance Plan will require the repayment of severance benefits in full. In addition, severance payments are subject to recoupment in accordance with applicable law and any future “clawback” policy adopted by Ciena. Should any payment of severance benefits be subject to excise tax imposed under federal law, or any related interest or penalties, severance benefits shall be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt by the executive of a greater amount. This “best choice” mechanism above does not require Ciena to pay any excise taxes or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits.

Under the Severance Plan, a “separation of service” includes a termination of employment by the participant where Ciena and participant anticipate that participant will perform no further services for Ciena, or where the level of services to be performed will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. In addition, under the Severance Plan, “cause” means the occurrence of any one or more of the following:

•
the participant’s willful and continued failure substantially to perform his or her duties (other than as a result of disability), provided that in the case of executive officers, such failure shall be determined by the Board following written notice to the participant and an opportunity to be heard;

•	any willful act or omission by the participant in connection with his or her responsibilities as an employee constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;

•
any willful material violation by the participant of Ciena’s Code of Business Conduct and Ethics or a Proprietary Information, Inventions and Non-Solicitation Agreement entered into by Ciena and the participant; or

•
the participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ciena conducts business.

For purposes of the definition of “cause,” no act or failure to act by the participant shall be deemed “willful” unless effected by the participant not in good faith and without a reasonable belief that such act or failure to act was in, or not opposed to, Ciena’s best interests. The Severance Plan provides that the applicable benefits to which a participant is entitled under the Severance Plan will be reduced by amounts paid under other Ciena severance plans, policies, programs or practice.

For each NEO, the amount in the table below reflects the value of the payments assuming an involuntary separation of service for other than cause effective as of the last day of our fiscal 2014. As a non-U.S.-based employee, Mr. Morin does not participate in the Severance Plan, but is entitled to the benefit of severance payments and employment termination notice periods in accordance with relevant laws and regulations applicable to similarly situated Canadian employees.

Payments Upon Involuntary Separation of Service for Other than Cause

Name	Salary and Bonus Payment ($)	Continuation of Benefits Coverage and Outplacement ($)	Total ($)
Gary B. Smith	$3,600,000	$22,758	$3,622,758
James E. Moylan, Jr.	$832,500	$19,250	$851,750
Stephen B. Alexander	$700,000	$23,580	$723,580
François Locoh-Donou	$777,000	$24,361	$801,361

Payments Upon Change in Control

On August 27, 2013, the Compensation Committee approved, and we subsequently entered into, amended and restated change in control severance agreements with each of our executive officers, including each of our NEOs. The agreements (i) are effective through November 30, 2016 unless earlier terminated, and (ii) amend the definition of “triggering event” to include the 90-day period prior to the effective date of a covered change in control transaction. The agreements otherwise reflect substantially the same terms as the prior form of these agreements with our executive officers, which had a three-year term and terminated on October 31, 2013.

As described in “Payments Upon Termination of Employment Following Change in Control” below, the amended and restated change in control severance agreements provide our executive officers with certain severance benefits in the event that such officer’s employment is terminated by us or any successor entity without “cause,” or by the officer for “good reason,” within one year following a “change in control,” as such terms are defined in the agreements. In addition, the agreements provide that upon a “change in control,” any performance-based equity awards, to the extent unvested, will be converted into awards with time-based vesting conditions. Conversion of performance-based stock awards upon a change in control does not require termination of employment. For these converted awards, the unvested portion will be deemed to have commenced time-based vesting on the grant date, with one-sixteenth of the grant amount vesting every three months thereafter. Because conversion of the awards will cause certain unvested stock awards to vest or to become immediately exercisable upon a change in control, we have included in the table below calculations with respect to the corresponding value of the vesting of such affected performance-based awards, using the “target” level of achievement where applicable.

The following table shows, for each NEO, the estimated value of the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, assuming that there was a change in control of Ciena on the last day of our fiscal 2014 and that the acquiror assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $16.76 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2014.

Acceleration of Vesting of Equity Awards Upon Change in Control

			Conversion of Performance-Based Stock Awards Upon Change in Control
			Shares Subject to Conversion	Shares Subject to Accelerated Vesting Upon Conversion	Value Realized Upon Acceleration
Name	Grant Date	Award	(#)	(#)	($)
Gary B. Smith	12/17/2013	PSU	135,010	25,314	$424,263
	12/18/2012	PSU	99,800	43,663	$731,792

James E. Moylan, Jr.	12/17/2013	PSU	28,130	5,274	$88,392
	12/18/2012	PSU	41,583	18,193	$304,915

Stephen B. Alexander	12/17/2013	PSU	18,000	3,375	$56,565
	12/18/2012	PSU	27,725	12,130	$203,299

François Locoh-Donou	12/17/2013	PSU	28,130	5,274	$88,392
	12/18/2012	PSU	34,658	15,163	$254,132
	8/1/2011	PSU	9,955	8,088	$135,555

Philippe Morin	12/17/2013	PSU	28,130	5,274	$88,392
	12/18/2012	PSU	34,658	15,163	$254,132
	8/1/2011	PSU	9,955	8,088	$135,555

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace such awards with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting or defer the determination regarding acceleration of vesting to the discretion of our Compensation Committee. This mechanism, which is typical in equity plans, is intended to protect the interests of both executive and non-executive employees. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control transaction to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

For purposes of the calculations in the table below, stock awards subject to accelerated vesting have been valued at $16.76 per share, the closing price per share of our common stock on The New York Stock Exchange on the last trading day of our fiscal 2014. Calculations in the table below with respect to PSUs reflect estimated values based upon the “target” level of achievement during the relevant performance period. All stock options held by the NEOs as of the last trading day of our fiscal 2014 were fully vested, and therefore no additional compensation would be earned in connection with any acceleration of vesting.

Acceleration of Vesting of Equity Awards Upon Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror

	Value Realized Upon Stock Option Acceleration	Value Realized Upon Stock Award Acceleration
Name	($)	($)
Gary B. Smith	—	$6,923,807
James E. Moylan, Jr.	—	$2,294,075
Stephen B. Alexander	—	$1,553,451
François Locoh-Donou	—	$2,725,092
Philippe Morin	—	$2,745,120

Payments Upon Termination of Employment Following Change in Control

Under the change in control severance agreements that Ciena maintains with our executive officers, including each of our NEOs, such officers are entitled to certain severance benefits in the event that the officer’s employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within a 90-day period prior to, or a 12-month period following, the effective date of a “change in control” of Ciena. We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of the executive’s employment, as a “covered termination.” Our change in control severance agreements continue in effect through November 30, 2016 (provided that the term is subject to an automatic extension of up to 12 months in the event that Ciena is in active negotiations regarding, or has entered into, a definitive agreement with respect to, a change of control transaction) and for a period of up to 12 months following a change in control that occurs during the term of the agreement.

Payment of any severance benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law) is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination (or 18 months for our CEO), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

•
Salary and Bonus Payment.  Upon a covered termination, Mr. Smith would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and annual target incentive bonus. Our other NEOs would be entitled to receive a lump sum payment equal to 1.5 times their annual base salary and annual target incentive bonus, respectively. The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

•
Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the 18 months from the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. The agreements continue to require Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

•
Acceleration of Vesting of Equity Awards.  Upon a covered termination, all unvested options and stock awards (including RSUs, PSUs and performance-accelerated stock awards, as applicable) held by each NEO would immediately vest and become exercisable.

•
Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. Accordingly, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

	Salary and Bonus Payment	Continuation of Benefits Coverage	Value Realized Upon Equity Acceleration	Total
Name	($)(1)	($)(2)	($)(3)	($)
Gary B. Smith	$4,500,000	$14,683	$6,923,807	$11,438,490
James E. Moylan, Jr.	$1,248,750	$11,175	$2,294,075	$3,554,000
Stephen B. Alexander	$1,050,000	$15,505	$1,553,451	$2,618,956
François Locoh-Donou	$1,165,500	$16,286	$2,725,092	$3,906,878
Philippe Morin	$1,272,476	$2,964	$2,745,120	$4,020,561
_______________________________________

(1)
Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2014, and (b) annual cash incentive compensation payable during fiscal 2014 at the target level. For Mr. Morin, the amount reported above is calculated using the average exchange rate for Canadian dollars during fiscal 2014.

(2)
Includes aggregate incremental costs for continuation of medical and dental benefits as used for financial statement reporting purposes, assuming we are able to continue such existing coverage and continuation costs are commensurate with costs incurred for such coverage during fiscal 2014 despite the NEO’s non-employee status.

(3)
Reflects the conversion of performance-based stock awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards and stock options upon a covered termination. Amounts reported reflect estimates with respect to acceleration of stock awards only. All stock options held by the NEOs as of October 31, 2014 were fully vested and therefore no additional compensation would be earned in connection with any acceleration of vesting in connection with a covered termination.

Applicable Definitions. For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any willful act or omission constituting immoral conduct or gross misconduct;

•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non-Solicitation Agreement; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;

•
material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company;

provided, in each case, that (a) the officer notifies Ciena of the foregoing conditions within 90 days of the initial existence of the condition, (b) Ciena has been given at least 30 days following notice to cure such condition, and (c) the officer actually terminates employment within one year following the initial existence of the condition.

“Change in control” means:

•
the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;

•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board or were approved or concurred by the Board.

PROPOSAL NO. 3

AN ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR EXCUTIVE COMPENSATION

Ciena is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to seek a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board of Directors, and the compensation awarded to our Named Executive Officers during fiscal 2014.

Ciena actively reviews and assesses our executive compensation program in light of the dynamic industry in which we operate, the evolving marketplace in which we compete for executive talent, and changes in compensation governance best practices. Ciena is focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, Ciena’s compensation program for executive officers focuses on the following principal objectives:

•	attract and retain talented executives by offering competitive compensation packages;

•	motivate executives to achieve strategic and tactical corporate objectives, including the profitable growth of Ciena’s business;

•	align executive compensation with stockholder interests;

•	reward executives for individual, functional and corporate performance; and

•	promote a pay-for-performance culture.

Our Board of Directors believes that Ciena’s executive compensation program has been designed and executed to satisfy these objectives, and that our compensation program is worthy of stockholder support.

In considering Ciena’s executive compensation practices and design during fiscal 2014, we believe it is important to view both our Board’s decision-making at the time in the context in which it was made, as well as Ciena’s subsequent performance during fiscal 2014. To better understand our strong operating and financial performance during fiscal 2013, as well as the strong performance of Ciena’s common stock during that period, both of which informed the Board’s decision-making with respect to fiscal 2014 executive compensation, stockholders are encouraged to review the “Compensation Discussion and Analysis” section above, including, in particular, the “Overview” thereof. With respect to Ciena’s performance during fiscal 2014, stockholders should consider a number of important financial, operating and strategic achievements. In particular, Ciena’s financial results for fiscal 2014 reflected record revenue results and strong growth — with year-over-year revenue increasing by approximately 10%. At the same time, Ciena remained committed to controlling operating expense and improving the operating leverage of our business, with adjusted operating margin for fiscal 2014 increasing to 6.5%. Ciena also benefited during fiscal 2014 from continued improvements in the diversification of our business, including penetration of additional service provider customers, increased market share in the growing Webscale provider segment, and increased revenue from international geographies. From an operating and go-to-market perspective, we added strategic channels to market, improved the velocity of our business, and implemented strategic initiatives relating to supply chain and operations. During fiscal 2014, we also took a number of important steps to strengthen our balance sheet. Ciena’s growth and results of operations evidence the strong momentum of our business in our markets and, together with a number of key operational and strategic achievements during fiscal 2014, provide a strong platform for the continued profitable growth of our business.

The Compensation Committee’s fiscal 2014 compensation decision-making reflects the following core governance principles and practices that we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we believe they would not serve our stockholders’ long-term interests. We believe that stockholders should consider the following discussion of our compensation governance practices in determining whether to approve this proposal:

What We Do

•
Ensure independence in establishing our executive compensation program. Executive compensation is reviewed and established annually by the Compensation Committee, which consists solely of independent directors. The Committee relies upon input from Compensia, Inc., an independent compensation consultant, who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management.

•	Align compensation with stockholder interests. We maintain compensation plans and programs that are transparent and easily understood, and that meet fiduciary commitments to stockholders.

•
Align pay with performance. We believe that compensation levels should reflect the actual performance of Ciena and the individual executive. Accordingly, a significant portion of the potential compensation of our Named Executive Officers is not guaranteed but is linked to the achievement of short-term or long-term corporate and financial performance goals. We incorporate upside potential in our cash and equity incentive plans for outstanding performance and downside risk for underperformance. Our commitment to pay for performance is illustrated by the treatment of our PSU awards in recent years — which has ranged from forfeiture due to non-attainment of objectives to above-target earnings resulting from over performance — as well as the design of our annual incentive bonus plan and range of payments made thereunder in recent fiscal years.

•
Use rigorous performance goals. We use objective performance-based goals in our cash and equity incentive plans that are rigorous, directly aligned with the financial and operational objectives established in our strategic plan and our annual operating plan approved by the Board, and designed to motivate executive performance.

•
Maintain stock ownership requirements. Our Named Executive Officers and directors are subject to stock ownership requirements to align further the interests of our leadership with those of our stockholders.

•
Impose a clawback policy. We maintain a compensation recoupment policy that is more stringent than currently required by applicable law and that applies to our equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments.

•
Closely monitor equity plan design and usage. Our equity plan includes a number of mechanisms intended to promote alignment with stockholder interests. These include three-year minimum vesting periods for time-based awards, a prohibition on repricing or exchange of outstanding option awards or granting options with exercise prices below fair market value, and no liberal share recycling provisions.

•
Assess risks relating to our executive compensation program. The Compensation Committee annually conducts a risk assessment to determine whether any of our executive or other compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena.

•
Provide only a limited set of executive perquisites. Our Named Executive Officers are eligible for the same benefits as salaried employees and receive only limited perquisites, generally consisting of annual physical examinations as well as tax preparation and financial planning services, both of which are made available to other senior employees.

What We Don’t Do

•	Offer income tax gross-ups. We do not provide income gross-ups for any compensation elements or personal benefits, except for certain limited expenses related to relocation.

•
Permit “single trigger” change in control benefits. We do not provide for the payment of severance benefits based solely on a change in control of our company. Rather, our change in control severance agreements are “double trigger” arrangements that require a termination or constructive termination of employment directly prior to or following a change in control of Ciena before severance benefits are triggered.

•	Provide excise tax gross-ups. We do not provide excise tax gross-ups for benefits under our change in control severance agreements.

•
Allow for pledging or hedging of company stock. Our insider trading policy prohibits executive officers and directors from pledging Ciena stock or engaging in short sales of Ciena stock and other similar transactions that could be used to hedge the risk or offset any decrease in the value of Ciena stock ownership.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s Named Executive Officers, as disclosed in Ciena’s proxy statement for its 2015 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Compensation Committee or the Board, the Compensation Committee of the Board values the input and views of Ciena stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the advisory approval of our executive compensation.

POLICY FOR RELATED PERSON TRANSACTIONS

Ciena did not engage in any related person transactions during fiscal 2014 under applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related person transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such terms are used in Section 16 of the Exchange Act and the regulations promulgated thereunder);

•	any immediate family member of a Ciena director, nominee for director or executive officer;

•
any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock (a “significant stockholder”); or

•	any immediate family member of a significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2014, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans. In accordance with SEC rules, the tabular disclosure in column (A) does not reflect the approximately 4.0 million shares underlying stock unit awards issued and outstanding at the end of fiscal 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)

Plan category	(A)	(B)	(C)
Equity compensation plans approved by stockholders (1)	1,067,748	$27.30	16,192,199 (2)
Equity compensation plans not approved by stockholders (3)	220,464	$16.35
Total	1,288,212	$25.43
_______________________________________

(1)	Consists of awards outstanding under the following equity compensation plans:
•2008 Plan;
•2000 Equity Incentive Compensation Plan; and
•1996 Outside Directors Stock Option Plan.

(2)
As of October 31, 2014, column (C) reflects approximately 9.4 million and 6.8 million shares available for issuance under the 2008 Plan and ESPP, respectively. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock not purchased or forfeited will again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 8,211,915 million shares.

(3)	Consists of awards outstanding under the following equity compensation plans:
•1999 Non-Officer Stock Option Plan; and

•	the following equity compensation plan assumed by Ciena in connection with an acquisition: World Wide Packets, Inc. 2000 Stock Incentive Plan.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2016 Annual Meeting. Stockholder proposals submitted must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 14, 2015. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2016 Annual Meeting, but you do not intend to have your proposal included in our proxy statement, your proposal must be delivered no earlier than November 27, 2015 and no later than December 27, 2015. If the date of our 2016 Annual Meeting of stockholders is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the 2015 Annual Meeting, your submission must be delivered not earlier than 120 days prior to our 2016 Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the 10th day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Stockholders should note that our bylaws clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. Specifically, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•
a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•
a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The bylaws are available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that, excluding (i) one late form 4 filing by Mr. Morin in December 2013 regarding one transaction, (ii) one late Form 4 filing by Dr. Nettles in March 2014 regarding three transactions, and (iii) one late Form 4 filing by Mr. Gallagher in March 2014 regarding two transactions, all Section 16(a) filing requirements of our directors and executive officers were met during fiscal 2014, including requirements with respect to when such filings are required to be made.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s Annual Report to Stockholders for fiscal 2014, which includes the Annual Report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its Annual Report on Form 10-K for fiscal 2014 with the SEC on December 19, 2014. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for fiscal 2014, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 7035 Ridge Road, Hanover, Maryland, 21076, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice of Internet Availability of Proxy Materials, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials, called “householding,” saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save Ciena the cost of printing and mailing documents and will reduce the environmental impact of our Annual Meeting.

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MD 21076

**VOTE BY INTERNET**

*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ciena2015**

You may attend the Meeting on March 26, 2015 at 3:00 P. M. Eastern Time via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81197-P59361-Z64741

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

CIENA CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of three Class III Directors:

Nominees:	For	Against	Abstain
1a. Bruce L. Claflin	☐	☐	☐
1b. Patrick T. Gallagher	☐	☐	☐
1c. T. Michael Nevens	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M81719-P59361-Z64741

**CIENA CORPORATION**
**Annual Meeting of Stockholders**
**March 26, 2015 at 3:00 PM Eastern Time**

**This proxy is solicited by the Board of Directors**

The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held via live webcast at www.virtualshareholdermeeting.com/ciena2015 on Thursday, March 26, 2015 at 3:00 p.m. Eastern Time, or any adjournment thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**